Exhibit (a)(1)(A)

CONSENT SOLICITATION AND OFFER TO EXERCISE

TASKER PRODUCTS CORP.

SOLICITATION OF CONSENTS TO AMEND CERTAIN
WARRANTS TO PURCHASE SHARES OF COMMON STOCK AND
OFFER TO EXERCISE SUCH WARRANTS FOR SECURED CONVERTIBLE
PROMISSORY NOTES AND NEW WARRANTS
AND
SOLICITATION OF CONSENTS TO THE REGISTRATION OF SHARES OF COMMON
STOCK UNDERLYING CERTAIN SECURITIES

 THIS OFFER AND CONSENT SOLICITATION WILL EXPIRE AT MIDNIGHT, EASTERN TIME ON DECEMBER 20, 2007, UNLESS EXTENDED OR EARLIER TERMINATED BY US (SUCH DATE AND TIME, AS EXTENDED OR EARLIER TERMINATED, THE “EXPIRATION DATE”). YOU MAY WITHDRAW WARRANTS TENDERED IN THE OFFER, AND REVOKE EITHER OR BOTH CONSENTS, AT ANY TIME PRIOR TO THE EXPIRATION DATE.

This Memorandum is directed at:

1. Holders of warrants of Tasker Products Corp. (the “Company,” “Tasker,” “we,” “our” or “us”) to purchase shares of our common stock, par value $0.001 per share (“Common Stock”), at an exercise price of $0.09 per share (the “Exercise Price”), which were issued between December 1, 2006 and May 1, 2007 (the “Existing Warrants”); and

2. Holders of our 6% Secured Convertible Promissory Notes due September 2010 (the “6% Notes”), which were issued on September 28, 2007 in what we refer to as the “Qualified Financing.”

We are asking the holders of the Existing Warrants to consent to the amendment of the terms of the Existing Warrants (the “Amendment Consent”) and immediately exercise such warrants as described in this Memorandum. The proposed amendments would provide for the exercise of the Existing Warrants, during the Exercise Period (as defined below) for (i) 6% Secured Convertible Promissory Notes due December 2010 (the “New Notes”) of the Company and (ii) warrants (the “New Warrants”) to purchase shares of Common Stock.

We are asking the holders of the 6% Notes to provide their consent (the “Registration Consent”) to the registration of the following securities under the Securities Act of 1933, as amended (the “Securities Act”):

a. the shares of Common Stock issuable upon exercise of the Existing Warrants (to the extent holders of Existing Warrants choose not to exercise and tender their Existing Warrants);

b. the shares of Common Stock issuable upon conversion of the New Notes;

c. the shares of Common Stock issuable upon exercise of the New Warrants; and

d. the shares of Common Stock issuable upon exercise of our warrants to purchase shares of Common Stock at an exercise price of $0.20, which were issued on June 4, 2007 (the “20 Cent Warrants”).

The Amendment Consent and the Registration Consent each are individually referred to as a “Consent” and collectively as the “Consents.” The solicitation of Consents and related exercise of Existing Warrants is herein called the “Offer.”

The New Notes will be convertible into shares of Common Stock at an initial conversion price of $0.09 per share, subject to antidilution adjustment, as described in “Terms of the Offer.” The New Warrants will have an exercise price of $0.15 per share and will expire at 5 p.m. on the fourth anniversary of the issue date, which we expect will be in December 2011.

This is a special offer. You may provide your Consent(s) and exercise your Existing Warrants for New Notes and New Warrants only during the time that this Offer remains open. This Offer will expire at midnight, Eastern Time, on December 20, 2007, unless extended or earlier terminated by us (such time and date, as extended or earlier terminated, the “Expiration Date.”) If you validly provide the Consent(s) and you validly tender your Existing Warrants upon the terms and conditions described in this Memorandum (including the related Election Form, the “Memorandum”), at or prior to the Expiration Date, and you do not withdraw your Existing Warrants or revoke the Consent(s), prior to the Expiration Date, you will be issued (i) a Note in the principal amount of the aggregate Exercise Price that you deliver and (ii) New Warrants to purchase 12% of the number of shares that you could purchase with the Existing Warrants. See “Summary of Terms—What are the basic terms of the Offer?”

You may not deliver an Amendment Consent without exercising and tendering the corresponding Existing Warrant. You may not exercise and tender Existing Warrants without delivering the requisite Consent(s), as follows:

•	If you own both Existing Warrants and 6% Notes, you must deliver both the Amendment Consent and the Registration Consent in order to exercise and tender Existing Warrants in the Offer.

•	If you own Existing Warrants but you do not own 6% Notes, you must deliver the Amendment Consent in order to exercise and tender Existing Warrants in the Offer.

However, if you own 6% Notes, you may deliver the Registration Consent even if you decide not to exercise and tender your Existing Warrants and deliver the Amendment Consent.

The Offer is furthermore subject to certain other conditions described in “Terms of the Offer—Conditions of the Offer” and we reserve the right to terminate this Offer at any time. We also reserve the right to waive any of these conditions. This Offer is not conditioned upon a minimum number of Existing Warrants being tendered.

The Existing Warrants are not listed on any national securities exchange and there is no established public trading market for the Existing Warrants. In addition, there is no established public trading market for the New Notes and New Warrants being offered in this Offer, and we do not expect a market to develop. We do not intend to apply for listing the New Warrants or New Notes on any securities exchange, nor is our Common Stock listed on any securities exchange. The Common Stock is currently quoted on the OTC Bulletin Board under the symbol “TKER.” On November 19, 2007, the last reported sale price of our Common Stock was $0.21 per share. As of the date of this Offer, Existing Warrants exercisable for 34,972,728 shares of our Common Stock are outstanding.

See “Risk Factors” beginning on page 13 for a discussion of various factors you should consider in connection with the Offer.

Neither we, our board of directors nor any of our advisors or agents is making any recommendation regarding whether or not you should tender Existing Warrants in the Offer or deliver the Consent(s). Accordingly, you must make your own independent determination as to whether or not you wish to tender your Existing Warrants or deliver the Consent(s).

This Offer is subject to the issuer tender offer requirements of Rule 13e-4 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we have filed a Schedule TO with the Securities and Exchange Commission (the “SEC”). You may obtain a copy of the Schedule TO and other documents filed by us at no charge at the SEC website, http://www.sec.gov.

The New Notes and New Warrants and the shares of Common Stock issuable upon conversion of the New Notes and exercise of the New Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws. The New Notes and New Warrants are only being offered to “accredited investors”(as defined in Regulation D under the Securities Act). Accordingly, the New Notes, New Warrants and such shares of Common Stock (collectively, the “Securities”) are subject to restrictions on resale and transfer as described herein.

Neither this transaction nor the securities to be issued upon tender of the Existing Warrants has been approved or disapproved by the SEC or any state securities commission. Neither the SEC nor any state securities commission has passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Memorandum. Any representation to the contrary is a criminal offense.

November 21, 2007

ABOUT THIS MEMORANDUM

YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS MEMORANDUM (INCLUDING THE RELATED ELECTION FORM, THE “MEMORANDUM”). WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS MEMORANDUM. THE INFORMATION HEREIN MAY ONLY BE ACCURATE ON THE DATE OF THIS OFFER EXCEPT THAT WE SHALL UNDERTAKE TO NOTIFY HOLDERS OF EXISTING WARRANTS OF ANY MATERIAL CHANGES TO THE OFFER SUBSEQUENT TO THE DATE HEREOF. THE CONTENTS OF ANY WEBSITES REFERRED TO IN THIS MEMORANDUM ARE NOT PART OF THIS MEMORANDUM.

THIS OFFER IS BEING USED IN CONNECTION WITH THE PRIVATE PLACEMENT OF OUR SECURITIES PURSUANT TO AN EXEMPTION FROM REGISTRATION CONTAINED IN SECTION 4(2) OF THE SECURITIES ACT. NO GENERAL SOLICITATION WILL BE CONDUCTED AND NO OFFERING LITERATURE OR ADVERTISING IN ANY FORM WILL OR MAY BE EMPLOYED, EXCEPT FOR THIS MEMORANDUM. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS MEMORANDUM AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON.

THE SECURITIES ENTAIL A HIGH DEGREE OF RISK. SEE “RISK FACTORS.”

AN INVESTMENT IN THE SECURITIES PURSUANT TO THIS OFFER WILL BE SUBJECT TO CERTAIN RESTRICTIONS ON RESALES AND TRANSFERS AS DESCRIBED MORE FULLY HEREIN. THE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION UNDER THE SECURITIES ACT UNLESS, IN THE WRITTEN OPINION OF COUNSEL ACCEPTABLE TO US, SUCH REGISTRATION IS NOT REQUIRED. ANY SUCH RESALES MUST ALSO COMPLY WITH ANY APPLICABLE STATE SECURITIES REQUIREMENTS.

THIS MEMORANDUM AND THE RELATED OFFER DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DO THEY CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY FROM ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO A PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

THIS MEMORANDUM AND THE RELATED OFFER DO NOT CONSTITUTE AN OFFER IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER UNDER APPLICABLE FEDERAL SECURITIES OR STATE SECURITIES LAWS. THE DELIVERY OF THIS MEMORANDUM SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR ANY ATTACHMENTS HERETO NOR IN OUR AFFAIRS SINCE THE DATE HEREOF, EXCEPT THAT WE SHALL NOTIFY HOLDERS OF EXISTING WARRANTS OF ANY MATERIAL CHANGES TO THE OFFER SUBSEQUENT TO THE DATE HEREOF.

IN MAKING A DECISION IN CONNECTION WITH THE OFFER, HOLDERS OF EXISTING WARRANTS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE OFFER, INCLUDING THE MERITS AND RISKS INVOLVED. WE ENCOURAGE EACH HOLDER OF AN EXISTING WARRANT TO CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THE OFFER CONTEMPLATED HEREBY.

THIS MEMORANDUM INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT TASKER PRODUCTS CORP. THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO HOLDERS OF EXISTING WARRANTS UPON WRITTEN OR ORAL REQUEST TO, TASKER PRODUCTS CORP, 155 FLEET STREET, PORTSMOUTH, NH 03801, (603) 766-1973. IN ORDER TO OBTAIN TIMELY DELIVERY OF THE DOCUMENTS, HOLDER OF EXISTING WARRANTS MUST REQUEST THE INFORMATION NO LATER THAN DECEMBER 11, 2007.

Table of Contents

Summary of Terms	7

Risk Factors	13

Information Concerning Tasker	26

Selected Financial Data	38

Information Relating to our Executive Officers and Directors	39

Transactions and Agreements Concerning our Securities	45

Terms of the Offer	48

Material United States Federal Income Tax Considerations	64

Description of Existing Warrants	76

Price Range of Common Stock and Dividend Policy	77

Miscellaneous	79

Legal Matters and Regulatory Approval	79

Fees and Expenses	79

Additional Information	79

Forward Looking Statements	80

SUMMARY OF TERMS

We have summarized the terms of the Offer in this section. Before you decide to deliver your Consent and exercise and tender your Existing Warrants pursuant to this Offer, you should read the detailed description of the Offer under “Terms of the Offer” for further information.

Who is making this Offer?

Tasker Products Corp. is making the Offer. For further information concerning the Company, we refer you to our annual report on Form 10-K/A for the year ended December 31, 2006 and our other documents filed with the Securities and Exchange Commission.

What securities are the subject of this Offer?

This Offer applies to our Existing Warrants, exercisable for the purchase of shares of our Common Stock, par value $0.001. The Common Stock for which the Existing Warrants may be exercised is currently quoted on the OTC Bulletin Board under the symbol “TKER.” On November 19, 2007, the last reported sale price of our Common Stock was $0.21 per share.

What are the basic terms of the Offer?

We are asking the holders of the Existing Warrants to consent to the amendment of the terms of the Existing Warrants (the “Amendment Consent”) and immediately exercise such warrants as described herein. The proposed amendments would provide for the exercise, solely during the Exercise Period, of the Existing Warrants for (i) 6% Secured Convertible Promissory Notes due December 2010 (the “New Notes”) of the Company and (ii) warrants (the “New Warrants”) to purchase shares of Common Stock.

We are also asking the holders of the 6% Notes to provide their consent (the “Registration Consent”) to the registration of the following securities under the Securities Act of 1933, as amended (the “Securities Act”):

a. the shares of Common Stock issuable upon exercise of the Existing Warrants (to the extent holders of Existing Warrants choose not to exercise and tender their Existing Warrants);

b. the shares of Common Stock issuable upon conversion of the New Notes;

c. the shares of Common Stock issuable upon exercise of the New Warrants; and

d. the shares of Common Stock issuable upon exercise of our 20 Cent Warrants.

The Amendment Consent and the Registration Consent each are individually referred to as a “Consent” and collectively as the “Consents.” The solicitation of Consents and related exercise of Existing Warrants is herein called the “Offer.”

This is a special offer. You may provide your Consent(s) and exercise your Existing Warrants for New Notes and New Warrants only during the time that this Offer remains open. This Offer will expire on midnight, Eastern Time, on December 20, 2007, unless extended or earlier terminated by us (such time and date, as extended or earlier terminated, the “Expiration Date.”) If you validly provide the Consent(s) and you validly tender your Existing Warrants and deliver the Exercise Price thereof upon the terms and conditions described in this Memorandum (including the related Election Form, the “Memorandum”), at or prior to the Expiration Date, and you do not withdraw your Existing Warrants or revoke the Consent(s), prior to the Expiration Date, you will be issued (i) a Note in the principal amount of the aggregate Exercise Price that you deliver and (ii) New Warrants to purchase 12% of the number of shares that you could purchase with the Existing Warrants. For example, if you hold Existing Warrants to purchase 1,000 shares, then if you provide the related Consent(s) and exercise and validly tender, and not withdraw, such Existing Warrants together with the aggregate Exercise Price of $90, you will receive a Note in the principal amount of $90 and New Warrants to purchase 120 shares.

You may not deliver an Amendment Consent without exercising and tendering the corresponding Existing Warrant. You may not exercise and tender Existing Warrants without delivering the requisite Consent(s), as follows:

•	If you own both Existing Warrants and 6% Notes, you must deliver both the Amendment Consent and the Registration Consent in order to exercise and tender Existing Warrants in the Offer.
•	If you own Existing Warrants but you do not own 6% Notes, you must deliver the Amendment Consent in order to exercise and tender Existing Warrants in the Offer.

However, you may also elect to deliver the Registration Consent without exercising any of your Existing Warrants if you own 6% Notes.

The Offer is furthermore subject to certain other conditions described in “Terms of the Offer—Conditions of the Offer” and we reserve the right to terminate this Offer at any time. We also reserve the right to waive any of these conditions. This Offer is not conditioned upon a minimum number of Existing Warrants being tendered.

As stated above, the Offer will expire at midnight, Eastern Time, on December 20, 2007 (the “Expiration Date”), unless the Offer is extended or previously terminated by us, a period we refer to as the “Exercise Period”. Although we do not currently intend to do so, we may, at our discretion, extend the Offer at any time. If we extend the Offer, we will continue to accept properly completed Election Forms from Existing Warrant holders until the new expiration date. We may also cancel the Offer upon the occurrence of certain events.

Will the Company receive any proceeds from the Offer?

Yes. We will receive the aggregate exercise price related to the Existing Warrants that are tendered in the Offer. If all of the Existing Warrants are tendered, we will receive aggregate net proceeds of approximately $2.68 million, consisting of gross proceeds of $3,147,546, less a cash payment of 10% of the gross proceeds payable to the placement agent in connection with the initial placement of the Existing Warrants as well as approximately $152,500 in expenses for legal and SEC filing service fees.

What is the purpose of this Offer?

We are seeking to induce the exercise of any and all of the Existing Warrants that are outstanding so that we can receive the related exercise price. We intend to use the net proceeds of the Offer for our general corporate purposes.

Are there conditions to the Offer?

Yes. You may not exercise and tender Existing Warrants without delivering the requisite Consent(s), as described above under “What are the basic terms of the Offer?” Also, you may not deliver an Amendment Consent without exercising and tendering the corresponding Existing Warrant. However, you may elect to deliver the Registration Consent without exercising any of your Existing Warrants if you own 6% Notes. The Offer is furthermore subject to certain other conditions described in “Terms of the Offer—Conditions of the Offer” and we reserve the right to terminate this Offer at any time. We also reserve the right to waive any of these conditions. This Offer is not conditioned upon a minimum number of Existing Warrants being tendered.

For how long may I validly tender my Existing Warrants and receive the New Notes and New Warrants?

The New Notes and New Warrants are only available if you provide your Consent(s) and exercise and validly tender your Existing Warrants during the Exercise Period, i.e., on or prior to midnight, Eastern Time, on December 20, 2007, unless the Exercise Period is extended or the Offer is previously terminated by us. In order to receive the New Notes and New Warrants, you may not withdraw your Existing Warrants or revoke your Consent(s) prior to the Expiration Date.

Am I obligated to participate in the Offer?

No. You do not have to participate in the Offer. Participation is entirely up to you and we cannot advise you of what action you should take.

If you decide not to participate in the Offer, you do not need to do anything, and your Existing Warrants will remain outstanding on their current terms until they expire or are exercised on their current terms.

How should I decide whether or not to participate in the Offer?

We understand that your decisions whether or not to exercise your Existing Warrants or to deliver the Registration Consent are important decisions. Amending and exercising your Existing Warrants pursuant to this Offer involves risks, which are set forth under “Risk Factors” immediately after this Summary of Terms. We cannot provide you with any guarantee or assurance as to the future market value of our Common Stock. The decision to participate must be your personal decision, and will depend largely on your assessment of your Existing Warrant holdings, your individual tax consequences, and your assumptions about the future overall economic environment and performance of our business.

Please see the Section titled “Risk Factors” in this Memorandum for additional information.

What should I do to amend and exercise my Existing Warrants?

If you decide to tender your Existing Warrants, we must receive from you, by midnight, Eastern Time, on December 20, 2007 (or such later date and time to which we may extend the Offer) at the address appearing in the section “Terms of the Offer—Procedures for Participating in this Offer”:

•
A properly completed and executed notice of consent and election in the form included with this Memorandum (which contains the text of the amendments to the Existing Warrants that we are proposing in this Memorandum) (the “Election Form”);

•	Your Existing Warrants; and

•
Payment in an amount equal to the number of shares of Common Stock represented by the portion of the Existing Warrants you are exercising multiplied by the Exercise Price by cashier’s check drawn on a U.S. bank in immediately available funds payable to “Tasker Products Corp.” Alternatively, payment may be made by wire transfer as described in the section “Terms of the Offer—Procedures for Participating in this Offer.”

This is a special offer and we will not accept late tenders under any circumstances. We reserve the right to reject any and all tenders that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the Offer, we presently expect that promptly after the expiration of the Offer, we will issue certificates representing the New Notes and New Warrants for which your Existing Warrants are being tendered pursuant to the Offer.

May I withdraw Existing Warrants previously tendered for exercise pursuant to this Offer?

Yes. You may withdraw previously tendered Existing Warrants at any time prior to the Expiration Date by delivering a written notice of withdrawal in the form included with this Memorandum (the “Withdrawal Form”). To withdraw your tendered Existing Warrants, you must properly complete, sign and date the Withdrawal Form and mail or otherwise deliver the Withdrawal Form to us at the address appearing in the section “Terms of the Offer—Procedures for Participating in this Offer” so that it is received no later than midnight, Eastern Time, on December 20, 2007 (or such later date and time if we extend the Offer).

May I revoke a previously delivered Registration Consent?

Yes. You may revoke a previously delivered Registration Consent at any time prior to the Expiration Date by delivering a written notice of withdrawal in the form included with this Memorandum (the “Withdrawal Form”). To revoke your previously delivered Registration Consent, you must properly complete, sign and date the Withdrawal Form and mail or otherwise deliver the Withdrawal Form to us at the address appearing in the section “Terms of the Offer—Procedures for Participating in this Offer” so that we receive it no later than midnight, Eastern Time, on December 20, 2007 (or such later date and time if we extend the Offer).

What happens to the Existing Warrants that I do not exercise pursuant to this Offer?

If you elect not to participate in this Offer, your Existing Warrants will remain outstanding until they expire by their own terms or are exercised. Such Existing Warrants will retain their current exercise price and will continue to be exercisable only for shares of Common Stock.

When does the Offer expire? Can the Offer be extended and, if so, how will I be notified of such extension?

The Offer is scheduled to expire at midnight, Eastern Time, on December 20, 2007. Although we do not currently intend to do so, we may, at our discretion, extend the Offer at any time. If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the business day immediately following the previously scheduled expiration date of the Offer.

If I choose to tender Existing Warrants, do I have to tender all of my Existing Warrants or can I just tender some of them?

You are not required to tender all of your Existing Warrants. If you tender less than all of your Existing Warrants, the remaining Existing Warrants not tendered will remain outstanding until they expire by their current terms or are exercised. If you deliver a certificate to us relating to both Existing Warrants that you are tendering pursuant to the Offer and Existing Warrants that you are not tendering, we will issue a new certificate to you representing the Existing Warrants that you have elected not to tender pursuant to the Offer.

Can I just deliver a Registration Consent if I own 6% Notes and elect not to deliver the Amendment Consent and exercise my Existing Warrants in the Offer?

Yes. You can just deliver a Registration Consent by completing the applicable portion of the Election Form and delivering the completed Election Form to us at the address appearing in the section “Terms of the Offer—Procedures for Participating in this Offer.”

Will the New Notes, the New Warrants and the shares of Common Stock issuable upon conversion of the New Notes and exercise of the New Warrants be eligible for resale without restriction?

No. Your Existing Warrants were sold to you in a private placement (the “Original Private Placement”) and they constitute “restricted” securities for purposes of the Securities Act of 1933, as amended (the “Securities Act”) and the New Notes and New Warrants and the shares of Common Stock issuable upon conversion of the New Notes and exercise of the New Warrants will also be “restricted”. In addition, since you are being asked to pay the exercise price of the Existing Warrants, as amended, in cash, you will not be permitted to “tack” the holding period for the New Notes and the New Warrants with your holding period for the Existing Warrants. If we receive Registration Consents from the holders of at least 51% of the total shares of Common Stock issued and issuable upon conversion of the outstanding 6% Notes, we will be able to register the resale of shares of Common Stock issuable upon conversion of the New Notes and exercise of the New Warrants in one or more registration statements. However, even if we obtain the requisite number of Registration Consents, we will not be able to register all of such shares of Common Stock because the SEC limits the number of shares that we can register for resale. We cannot provide you with any assurance as to when we will be able to file and have declared effective by the SEC a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the New Notes and exercise of the New Warrants. See “Risk Factors – Risks Related to this Offer.”

What are the material U.S. federal income tax consequences of participating in the Offer?

Holders that deliver an Amendment Consent and exchange their Existing Warrants plus their cash exercise price for New Notes and New Warrants pursuant to the Offer should not recognize gain or loss on the exchange. This determination, however, depends on the Offer being treated for U.S. federal income tax purposes as a single transaction that qualifies in part as a purchase of securities and in part as a recapitalization and on the New Notes being treated as equity for U.S. federal income tax purposes based on all the relevant facts and circumstances. Whether the Offer will qualify as a tax-free recapitalization and whether the New Notes will qualify as equity in us, however, are not free from doubt. Thus, it is possible that, if the Offer is not respected as a single transaction and if the New Notes are not treated as equity for U.S. federal income tax purposes, a holder that participates in the Offer may recognize taxable gain or loss in an amount equal to the excess of the fair market value of the Existing Warrants, as amended (which generally should equal the fair market value of the New Notes and the New Warrants less the exercise price of the amended Existing Warrants) over such holder’s adjusted tax basis in the Existing Warrants that are deemed exchanged therefor. Holders of the Existing Warrants that decide to participate in the Offer are strongly encouraged to consult their tax advisors regarding the U.S. federal tax consequences of the Offer to them and to review the U.S. federal income tax consequences of the Offer and the other transactions described herein under the section below entitled “Material United States Federal Income Tax Considerations.”

What risks are involved with this Offer?

Certain risk factors involved with this Offer are outlined in the section entitled “Risk Factors”, beginning on page 13 of this Memorandum.

Is the Company’s Board of Directors making any recommendations with respect to the Offer?

Although the Board of Directors has approved this Offer, neither the Company nor the Board of Directors makes any recommendation as to whether you should or should not participate in the Offer. You should not consider the Board’s approval of the Offer as a recommendation as to whether you should or should not participate in the Offer. You must make your own decision whether or not to participate in the Offer and exercise your Existing Warrants.

Where can I find more information about the Company and its securities?

We are required to file periodic reports with the SEC containing certain information about us and our securities. A copy of all such filings, including any exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov.

Who can I talk to if I have questions about the Offer?

Any questions concerning the Offer, this Memorandum or any other document accompanying or referred to in this Memorandum, and any request for additional copies of any such documents, may be directed to Stathis Kouninis, Chief Financial Officer, at Tasker Products Corp., 155 Fleet Street, Portsmouth, NH 03801, or by telephone at (603) 766-1973. We cannot and will not provide you any advice regarding your decision whether or not to exercise your Existing Warrants. If you are in any doubt as to the action you should take, or the contents of this Memorandum, you should immediately consult your usual financial or tax advisor.

RISK FACTORS

Participation in the Offer involves a number of potential risks, including those described below and elsewhere in this Memorandum. You should carefully consider all of such risks and speak with your investment or tax advisor before deciding whether or not to participate in the Offer. In addition, we strongly urge you to read this Memorandum in its entirety and all other documents relating to the Offer before deciding whether or not to participate in the Offer.

This document contains forward-looking statements that involve risks and uncertainties, and actual results may differ materially from the results we discuss in the forward-looking statements. If any of the following risks actually occur, they could have a severe negative impact on our financial results and stock price.

RISKS RELATED TO OUR BUSINESS

Unless we obtain new financing and/or generate revenue growth in the near future, our liquidity position will become significantly impaired

We believe that we will have adequate working capital to fund our operations during the next twelve months based upon:

•	our projections of future revenues from our products;

•	cash and cash equivalents as of September 30, 2007, including the $3.5 million received in September 2007 from the sale of our 6% Notes;

•	an estimated $2.5 million expected to be received from the exercise of certain outstanding warrants; and

•	available cash from a proposed $3 million credit facility, which is currently being negotiated.

We can give no assurance that any outstanding warrants will be exercised or that we will obtain the proposed $3 million credit facility.

Our ability to continue to operate and grow our business is dependent upon obtaining additional financing from the exercise of outstanding warrants, obtaining the proposed credit facility and/or generating revenue growth from operations. While we have been in the process of aggressively developing, marketing and selling our products, there can be no assurance that those efforts will be met with success in the marketplace or that the timing of our efforts will be consistent with our cash availability and burn rate. If we do not receive approximately $2.5 million from the exercise of outstanding warrants, obtain the contemplated credit facility and/or generate sufficient revenue growth from existing and new business arrangements, we will not have sufficient cash to support our continued operations and meet our obligations.

We have lost money in each fiscal quarter since we changed our business model to the development of products in the oral care, food processing, skin care, water purification and pet industries. We expect future losses and we may never become profitable.

We have incurred losses from operations in each quarter since we changed our business direction in late 2002. Our net losses for the nine months ended September 30, 2007 and the years ended December 31, 2006, 2005 and 2004 were approximately $52,239,000, $62,943,000, $18,269,000, and $6,072,000, respectively. We expect to continue to incur losses for at least the next six months. We anticipate operating expenses will increase as we attempt to build our brands, expand our customer base and develop new products. To become profitable, we must increase revenue substantially and achieve and maintain positive gross margins. We may not be able to increase revenue and gross margins sufficiently to achieve profitability. If we are not able to achieve profitability, our results of operations and financial condition will be materially and adversely affected.

Our consolidated financial statements have been prepared assuming that we will continue as a going concern. As discussed in the consolidated financial statements, we have incurred negative cash flow from operations and net losses since inception and have a working capital deficiency. These conditions, among others, raise substantial doubt about our ability to continue as a going concern.

To the extent that future impairment charges occur, they will likely have a material impact on our financial results.

In the second quarter of 2006, we tested for impairment of our intangible assets and our goodwill in accordance with Statement of Financial Accounting Standards (SFAS) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144) and SFAS No. 142 “Goodwill and Other Intangible Assets” (SFAS No. 142), respectively. Our testing was triggered by the following events and circumstances that constitute impairment indicators under the literature:

•	a preliminary expectation that third and fourth quarter 2006 originally projected revenues will not be attained;

•	a decrease in expected future cash flows; and

•	a decline in the market price of our common stock.

Upon completion of the impairment tests during the second quarter of 2006, we recorded non-cash impairment charges to intangible assets and goodwill of $12.2 million and $17.9 million, respectively.

Also in the fourth quarter of 2006, we tested for impairment of our intangible assets and our goodwill. Our goodwill review was performed as part of our annual goodwill impairment review. Upon completion of the impairment tests, we recorded non-cash impairment charges to goodwill of $13.9 million. There was no impairment of our intangible assets.

Note 5 to our audited consolidated financial statements for the year ended December 31, 2006 describes the impairment tests performed and their impact during the second and fourth quarter of 2006. There can be no assurance that there will not be impairment charges in subsequent periods as a result of our future periodic impairment reviews. To the extent that future impairment charges occur, they will likely have a material impact on our financial results.

We have a limited operating history in our present market and prospective investors have a limited historical basis on which to judge our ability to be successful.

We were originally organized for the purpose of engaging in the acquisition and exploration of mineral properties, primarily in the Province of British Columbia, Canada. During 2001, we allowed the option on our mineral property to lapse and began to investigate other business opportunities. In late 2002, we entered into an exclusive license to sell, develop, market and distribute consumer deodorant breath products, animal deodorant breath products and soft drink products using the pHarlo technology.  Since late 2002, we have pursued this business plan and have expanded it to include the use of the pHarlo technology in the pre- and post-harvest food processing, skin care, pet care, hangover remedy, alcohol abatement and water purification industries. Additionally, we are investigating the applicability of the pHarlo technology to other aspects of the seafood industry.

Since inception, we have suffered recurring losses and net cash outflows from operations. We expect to continue to incur substantial losses to complete the development of our business. We have a limited operating history upon which investors may evaluate our likely future performance.

We recently completed a significant acquisition of certain assets of pHarlo Citrus Technologies, Inc. and other related entities. We cannot guarantee that we will be able to manage these new assets profitably.

On July 15, 2005, we purchased certain assets of pHarlo Citrus Technologies, Inc., Indian River Labs, LLC, pHarlo Citrus Properties Partnership, LLLP and Coast to Coast Laboratories, LLC, which four entities are referred to in this Memorandum as the “Selling Entities.” This acquisition, which is referred to in this Memorandum as the “2005 Acquisition,” represented a highly significant event for our company. Prior to the acquisition, we licensed the use of certain patent applications covering various uses for the pHarlo technology and improvements from the Selling Entities and also purchased the pHarlo concentrate, a concentrate made using the pHarlo technology from Indian River Labs. As a result of the 2005 Acquisition and the purchase of all of the working assets of Indian River Labs, we now control various uses of pHarlo technology in the manufacturing process for the pHarlo concentrate. Our business, financial condition and results of operations could suffer materially if we fail to successfully manage these assets and the manufacturing process.

Recent restatements and amendments to our interim financial statements and quarterly reports, as well as deficiencies in our disclosure controls and procedures and internal control over financial reporting, may present a risk of future restatements and disclosure compliance errors which could lead to legal exposure.

We have recently restated and amended our interim financial statements for the periods ended June 30, 2004, September 30, 2004 and September 30, 2005 and have recently filed amendments to our quarterly reports on Form 10-QSB for each of those periods reflecting these restatements. While in the process of amending our quarterly reports on Form 10-QSB to restate these financial statements, we became aware of certain required information that had been omitted and other information that needed to be changed or corrected. As a result of the foregoing, we revised these quarterly reports to correct this information and to state, among other things, that our disclosure controls and procedures were not effective as of June 30, 2004, September 30, 2004 and September 30, 2005.

As of December 31, 2005, December 31, 2006 and June 30, 2007, our management concluded that our disclosure controls and procedures were not effective. We continue taking what we believe to be reasonable and appropriate steps to correct these deficiencies. We will also continue to assess the adequacy and appropriateness of these actions and adjust our remediation plan as needed or to reflect changes in our business. However, we cannot be certain when these deficiencies will ultimately be remediated and we expect that we will need a period of time over which to demonstrate that our disclosure controls are functioning appropriately to conclude that we have adequately remediated the deficiencies. Any failure to implement and maintain improvements in our disclosure and internal controls may present a risk of future restatements and disclosure compliance errors and could in turn lead to legal exposure. Any failure to improve these controls to address the identified deficiencies, or any other unidentified deficiencies, could also cause investors to lose confidence in our reported financial information, which could have a negative impact on the trading price of our common stock. This could have a material adverse effect on our business and financial results.

We have limited experience in the marketing of our products and may not be able to market them successfully.

We currently market:

•	Unifresh® Footbath, a grooming aid that helps clean and disinfect the hooves of dairy cows;

•	Tasker Blue, an antimicrobial aid used in the scalder process of poultry processing and the post-fearher picker process; and

•
Tasker Pacific Blue™ Seafood Wash, a product used in commercial and retail seafood processing to extend shelf life. Shelf life extension is the act of increasing the length of the time a product can spend during processing, distribution and retail before becoming unacceptable for consumption.

These are diverse markets and we may not be aware of all the customs and practices and may not be able to successfully compete in these industries. We believe that we will need to hire appropriate consultants and staff to reach all of these markets successfully. The consultants that we may retain may not have sufficient experience to enable us to completely understand the characteristics of these diverse industries. There can be no assurance that we will properly ascertain or assess any and all risks inherent in our proposed markets or that we will successfully enter into new markets or grow in our existing markets.

Our ability to reach some of the markets currently set forth in our business plan will require regulatory approval. In addition, new products that we may develop or acquire may also require regulatory approval.

The ingredients that we use to produce the pHarlo concentrate are approved as Generally Recognized as Safe by the FDA. Therefore, we believe that our current line of products that utilize the pHarlo concentrate; including the intended uses of these products, do not require further approval by the FDA. However, we may develop or acquire future products that use ingredients that will need to be approved by the FDA, or we may alter the intended uses of our current product, such that those products require additional FDA approval(s). There can be no assurance that FDA approval, if necessary, will be obtained.

Subsequent to December 31, 2006, we began the in-plant testing of an application of Tasker Blue for use in the On-Line Reprocessor, the final spray wash, section and received authorization to proceed with in-plant tests for an application in the Chiller, or cold water submersion, section in an effort to receive consent from the United States Department of Agriculture (“USDA”) to market these applications to poultry processors for commercial use. Tests of our On-Line Reprocessor application were suspended when we were informed of the USDA’s intention to reconsider this requirement of this section as an intervention point in controlling bacteria. We began tests for the Chiller application in the third quarter. If the Chiller tests are successful and we receive a Letter of No Objections from the USDA’s Food Safety and Inspection Service (“FSIS”), we will have commercial applications in five of the six intervention stages of poultry processing. We have begun the commercialization phase of this application of the pHarlo technology. There can be no assurance that we will successfully complete the commercial verification process. If we do not successfully complete the commercial verification process, this may have a material adverse effect on our business plan. In addition to the poultry processing industry, we are currently marketing the pHarlo technology for use in seafood processing. There can be no assurance that the products will obtain all necessary approvals, or, if granted, that the approvals will not include significant limitations on the indicated uses for which the products may be marketed or other restrictions or requirements that may reduce the value of the products.

A key component of our business strategy is the proprietary nature of the pHarlo concentrate, and, therefore, our inability to protect our intellectual property rights could materially harm our business.

The pHarlo concentrate that we produce is based upon both the patent applications that we purchased in the 2005 Acquisition, as well as on certain base patents and base patent applications, or patents and applications that we license. We have entered into an exclusive worldwide royalty free sub-license with pHarlo IP, the exclusive licensee of the base patents and base patent applications, to exploit these base patents and applications in certain fields of use. Protecting this intellectual property, in addition to protecting the patent applications that we purchased in the 2005 Acquisition, is a key component to the success of our business. Although we have retained the right to enforce our rights as a sub-licensor under the base patents and base patent applications, if an infringement occurs within the field of use specified in our sub-license agreement, there can be no assurance that we would be successful in any action to protect our rights under the patent applications that we have purchased. In addition, there can be no assurance that the base patent applications or the patent applications that we have purchased will ultimately be protected by an issued patent.

Intense competition could harm our financial performance and the value of your investment.

Some of the industries in which we are or will be marketing our products are characterized by intense competition.

Our Unifresh Footbath treats a highly infectious disease known as digital dermatitis that causes lameness, swelling and fever in dairy cows, resulting in a drastic decrease in milk production. Forms of treatment include antibiotic bandaging and topical sprays using Terramycin® (oxytetracycline - an antibiotic) and footbaths using Formalin (a saturated solution of formaldehyde), copper sulfate, Tetracycline (a broad-spectrum antibiotic) or Peracetic Acid (a disinfectant and sanitizer). Unifresh Footbath’s underlying technology, pHarlo technology, uses a highly acidified form of copper sulfate that helps control the bacteria that cause digital dermatitis. Some competing products using copper sulfate include QuickHit, Healthy Foot and HoofPro+ by SSI Corporation; Double-Action® Hoof Treatment by West Agro, Inc.; and Hoofcare Supercharger manufactured by Marabo.

Currently, there is little competition for bacterial inhibitors in the scalding process of poultry processors. We intend to expand the use of the pHarlo technology into the remaining operations of poultry processing, specifically the on-line reprocessing area, or an approved process that allows chicken with fecal material on the skin to be sprayed with a chemical disinfectant so that all such material is disinfected and/or removed prior to entry into the chilling process, or freezing process. However, we believe we will encounter competition in the chill process from manufacturers of sodium hydrochloride or sodium hypochlorite, chemical compound solutions frequently used as disinfectants and bleaching agents. The chill process is cold water or air that is used in poultry processing to reduce the temperature of the carcass to 40 degrees Fahrenheit in order to maintain food safety.

In addition, ammonia is an ever-present element of the atmosphere in poultry houses. The detrimental effects of ammonia in poultry farming are widely known and several products focused on litter treatment are available in the market using sodium bisulfate and aluminum sulfate (Alum) that convert litter ammonium to ammonium sulfate, emitting a significantly lower ammonia level. Yucca schidigera extract is also used as an enzyme treatment in the poultry diet to reduce ammonia evolving from poultry manure. Some products currently available in the market include PLT™ (Poultry Litter Treatment), Ultra Litter Treatment™ and Poultry Guard™, which are granulated products, BZT™ and Premium Bio-Treat Poultry Blend.

Currently, our seafood application product, Pacific Blue™, is the only treatment in the market that eliminates odors on seafood by reducing the bacteria that causes spoilage. When and if the market for Pacific Blue™ develops, additional products created by competitors may enter the market and compete.

There may be a number of companies, universities and research organizations actively engaged in research and development of technology that could be similar to our processes and ultimately become our competitors. We cannot assure you that we will be able to successfully compete with current or future competitors who may have substantially greater assets, technical staff, established market share and greater financial and operating resources than we have. If we are unable to successfully compete with these industry competitors, it may have a material adverse effect on our business plan.

Some provisions of our amended and restated articles of incorporation, bylaws, and Delaware law may inhibit potential acquisition bids that may be considered favorable to our stockholders.

Our corporate documents contain provisions that may enable our board of directors to resist a change in control of our company even if a change in control were to be considered favorable by our stockholders. These provisions include:

•	limitations on persons authorized to call a special meeting of stockholders;

•	the ability of a majority of the directors then in office to fill vacancies in directorships; and

•	no cumulative voting.

These and other provisions contained in our amended and restated articles of incorporation and bylaws could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which our stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of stockholders to remove our current management or approve transactions that our stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

In addition, we are subject to control share acquisitions provisions and affiliated transaction provisions of the Delaware General Corporation Law, the applications of which may have the effect of delaying or preventing a merger, takeover or other change of control of us and therefore could discourage attempts to acquire our company.

RISKS RELATED TO OUR COMMON STOCK

If we are unable to comply with the terms of registration rights agreements to which we are a party, we may be obligated to pay liquidated damages to some of our security holders.

In connection with our April 2004, July 2004, December 2004, September 2005 and January 2006 private placements, we entered into registration rights agreements with certain of our security holders in which we agreed to prepare and file with the SEC registration statements to register certain shares of common stock, which registration statements must be maintained effective for certain specified periods. If we are unable to comply with these provisions of these registration rights agreements, we may be obligated to pay liquidated damages to the holders of the securities covered by such registration rights agreements. If we are required to pay such liquidated damages or other amounts to these holders, our business, financial condition, operating results and cash flows would be materially adversely affected.

Registration statements with respect to the April 2004, July 2004 and December 2004 private placements were filed and declared effective in a timely manner. However, on June 14, 2006, we notified the holders of securities acquired in these private placements that the prospectuses contained within these registration statements contained financial and other information that was not current and that, as a result, such prospectuses could not be used to offer and sell such securities. Our obligation to accrue liquidated damages under these registration rights agreements ceased in April 30 and July 22, 2006, respectively. For the period through July 22, 2006, we have accrued $442,000 in liquidated damages related to these agreements.

We were unable to have the registration statement registering resale of securities purchased in the September 2005 private placement declared effective by the deadline specified in the applicable registration rights agreement. However, in connection with the January 2006 private placement, we obtained waivers of all claims for liquidated damages relating to our inability to have such registration statement declared effective by the specified deadline. Under the waiver, the date by which the registration statement covering resale of the securities purchased in the September 2005 private placement was required to be declared effective was extended to May 23, 2006. On April 26, 2006, we filed a registration statement registering resale of securities purchased in the September 2005 and January 2006 private placements. We believe, that as it relates to the September 2005 private placement, we have used our best efforts to cause the registration statement to be declared effective and, therefore, pursuant to the terms of the September 2005 registration rights agreement, we believe that we are not currently liable for liquidated damages as a result of the registration statement not being declared effective by May 23, 2006. Should the rights holders dispute that our best efforts were used, and we either accede to their assertion or are found to not have used our best efforts, the estimated maximum amount of liquidated damages for which we would be liable, assuming ineffectiveness from May 23, 2006 to October 31, 2006 and, for illustration purposes only, from April 1, 2007 to the end of the period covered by the registration agreement, is approximately $96,000. Also, as it relates to the January 2006 private placement, we, despite using our best efforts, failed to have the registration statement declared effective by the SEC on or before October 26, 2006. Consequently, as of December 31, 2006 we are required to issue to each holder of the January 2006 private placement, shares and warrants equal to one percent of the respective number of shares and warrants purchased by each holder or an aggregate of 133,359 shares of common stock and warrants to purchase 133,359 shares of common stock. As of September 30, 2007, we had not issued these shares and warrants.

In connection with the September 2007 private placement, we are required to file a series of registration statements covering the resale of the shares of common stock issuable upon conversion of the 6% Notes and exercise of the related four-year warrants (the “15 Cent Warrants”) and the warrants issued to the placement agent in the cash offering of the 6% Notes. In the event we fail to file any of these registration statements within specified time periods or are unable to get them declared effective within specified time periods, we will be required to pay liquidated damages equal to 1% of the purchase price of the 6% Notes and 15 Cent Warrants for each 30-day delay in the effectiveness of such registration statement.

Future sales of our common stock may cause our stock price to decline.

Since our inception, we have funded operations through common stock issuances in order to meet our strategic objectives. We have completed private sales of common stock and securities convertible into common stock. We may, in the future, issue more shares of common stock in sales that may or may not be registered under the Securities Act of 1933, or the Securities Act. Our stock price may decline due to future sales of our shares or even the perception that such sales may occur.

Our stock price has been extremely volatile in recent years and continues to fluctuate widely.

Our common stock is traded on the OTC Bulletin Board. There can be no assurance that an active public market will continue for the common stock, or that the market price for the common stock will not decline below its current price. The price of our common stock may be influenced by many factors, including, but not limited to, investor perception of us and our industry and general economic and market conditions. The trading price of our common stock has fluctuated widely in recent years, ranging from a low of $0.06 per share in the fourth quarter of fiscal year 2006 to a high of $5.15 per share in the first quarter of fiscal year 2005, and continues to be subject to wide fluctuations in response to announcements of our business developments or our competitors, quarterly variations in operating results and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of our common stock.

The large number of shares available for future sale could adversely affect the price of our common stock.

As of September 30, 2007:

•
17,672,148 shares of common stock were issuable as compensation for employees, directors and consultants upon exercise of outstanding stock options with a weighted average exercise price of $0.37 per share;

•
50,274,062 shares of our common stock were issuable as compensation for employees, directors and consultants upon exercise of our outstanding warrants with exercise prices between $0.11 and $0.33 per share;

•	99,669,826 shares of common stock were issuable upon exercise of outstanding warrants with exercise prices between $0.0725 and $2.00 per share;

•	7,888,736 shares of common stock were issuable upon the conversion of the First Bridge Notes and the accrued interest thereon with a conversion price of $0.0725 per share; and

•	136,759,081 shares of common stock were issuable upon the conversion of the 6% Notes with conversion prices between $0.0725 and $0.11 per share.

In addition, the registration rights agreement for the January 2006 private placement requires us to pay liquidated damages in the form of additional common stock and warrants. As of September 30, 2007, 133,359 shares and 133,359 warrants are issuable as liquidated damages under the terms of the January 2006 registration rights agreement.

We are required to file a series of registration statements covering the resale of the shares of common stock issuable upon conversion of the 6% Notes and exercise of the 15 Cent Warrants and the warrants issued to the placement agent in the cash offering of the 6% Notes. In the event we fail to file any of these registration statements within specified time periods or are unable to get them declared effective within specified time periods, we will be required to pay liquidated damages equal to 1% of the purchase price of the 6% Notes and 15 Cent Warrants for each 30-day delay in the effectiveness of such registration statement.

Substantially all of the shares underlying these options and warrants have been or would be registered for resale, and none of them are subject to any contractual restrictions on resale. Future sales of any of these shares, or the anticipation of such sales, could adversely affect the market price of our common stock and could materially impair our future ability to raise capital through an offering of equity securities. Further, any issuance of a substantial number of these shares would dilute the ownership interest of existing stockholders and could result in increased volatility in the price of our common stock.

The effect of a possible reverse split of our common stock is unknown.

At our 2007 Annual Meeting of Stockholders, our stockholders approved a proposal granting our board of directors the discretionary authority to effect a reverse stock split at any time prior to June 30, 2009, without further stockholders’ approval. The board of directors has no immediate plans to effectuate a reverse split. The range at which the board could effect the reverse stock split is from one-for-five to one-for-twenty, with the exact exchange ratio to be set by the board of directors in its sole discretion within this range at the time it elects to effect a reverse split. The effect of the reverse split upon the market price for our common stock cannot be accurately predicted. In particular, there is no assurance that prices for shares of our common stock after the reverse split will be five to twenty times, as applicable, greater than the price for shares of our common stock immediately prior to the reverse split. Furthermore, there can be no assurance that the marketability of the common stock will improve and that the market price of our common stock immediately after the proposed reverse split will be maintained for any period of time. Moreover, because some investors may view the reverse split negatively, there can be no assurance that the reverse split will not adversely impact the market price of our common stock or, alternatively, that the market price following the reverse split will either exceed or remain in excess of the current market price.

Our common stock, which is quoted on the OTC Bulletin Board, has several disadvantages compared to securities traded on The Nasdaq Stock Market.

Our common stock, which is quoted on the OTC Bulletin Board, has several disadvantages compared to securities traded on The Nasdaq Stock Market. These disadvantages include the following:

•	The SEC’s order handling rules, which apply to Nasdaq-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

•
While The Nasdaq Stock Market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system by filing an application with the National Association of Securities Dealers, or NASD. The NASD cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the OTC Bulletin Board is that the issuer be current in its reporting requirements with the SEC.

•
Trading activity on the OTC Bulletin Board in general is not conducted as efficiently and effectively as with Nasdaq-listed securities. Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

•
Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place an order to buy or sell a specific number of shares at the current market price, it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

•	Shares traded on the OTC Bulletin Board generally are quoted with greater spreads between bid and ask prices and may be more expensive to buy or sell.

•	Because bulletin board stocks are usually not followed by analysts, they may be subject to lower trading volume than for Nasdaq-listed securities.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies like Tasker that trade on the OTC Bulletin Board must be reporting issuers under Section 12 of the Exchange Act of 1934, and must be current in their filing with the SEC of periodic reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current with respect to our reporting requirements, we could be removed from the OTC Bulletin Board. In such event, the market liquidity for our securities could be severely adversely affected because the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market would be limited.

Since our common stock is subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

A public company’s common stock is subject to the penny stock rules promulgated under the Securities Exchange Act of 1934, or Exchange Act, unless its net tangible assets are greater than $2,000,000 or its common stock has a market price per share greater than $5.00. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•
provide the purchaser with risk disclosure documents that identify certain risks associated with investing in “penny stocks” and that describe the market for these “penny stocks,” as well as a purchaser’s legal remedies; and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in “penny stock” can be completed.

Since our common stock is subject to these rules, broker-dealers may find it difficult to effect customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

RISKS RELATED TO THIS OFFER

We may not be able to obtain the consent of the requisite number of holders of the 6% Notes to the registration of the shares of Common Stock underlying the New Notes or New Warrants.

Under the terms of the subscription agreement we entered into with the investors in our September 28, 2007 Qualified Financing (the “Qualified Financing”), the consent of holders of not less than 51% of the total shares issued and issuable upon conversion of outstanding 6% Notes owned by the investors in our Qualified Financing is required before we can register the resale of the shares of Common Stock issuable upon conversion or exercise of the Existing Warrants, New Notes, New Warrants or 20 Cent Warrants under the Securities Act. While this Memorandum seeks to induce these holders to provide such consent, there can be no assurances that we will obtain the requisite consent from holders of at least 51% of the total shares issued and issuable upon conversion of outstanding 6% Notes owned by the investors in our Qualified Financing. If we are unable to obtain the requisite consent in this Offer or otherwise, we will not be able to register the shares underlying the New Notes or New Warrants under the Securities Act in the foreseeable future.

The Securities and Exchange Commission may limit the number of shares that we can register for resale on a given registration statement and in a given time period.

Even if we are able to obtain the requisite consent described above, the Securities and Exchange Commission may limit the number of shares that we can register for resale under the Securities Act on a given registration statement and in a given time period. In imposing this limitation, the Securities and Exchange Commission may take into account the number of shares of common stock issuable upon conversion or exercise of derivative securities (a) registered for resale under previous registration statements that have been declared effective by the Securities and Exchange Commission and/or (b) that are being registered for resale under the same or future registration statements. It is therefore possible that the shares issuable upon conversion or exercise of your New Notes and New Warrants may not be registered all at once and you may have to wait to have the balance registered on one or more subsequent registration statements. Unregistered shares may only be sold pursuant to an effective registration statement or pursuant to an exemption from the registration requirements, such as Rule 144.

If you participate in the Offer, you may be subject to U.S. federal income tax on the exchange of your Existing Warrants plus their cash exercise price for New Notes and New Warrants.

Whether and to what extent a holder that participates in the Offer will recognize taxable gain or loss on the exchange of the Existing Warrants plus their cash exercise price for New Notes and New Warrants depends on whether the Offer will be treated for U.S. federal income tax purposes as a single transaction that qualifies as a recapitalization and whether the New Notes will be treated as equity for U.S. federal income tax purposes. Based on all the relevant facts and circumstances, including that you may not deliver an Amendment Consent without also exercising and tendering the Existing Warrants and the company’s belief that the most likely eventuality is that, due to their conversion price, you will convert the New Notes into our common stock, we believe that if you participate in the Offer you should not recognize any gain or loss on the exchange of your Existing Warrants plus cash for New Notes and New Warrants. However, because these determinations are subject to uncertainty and are not free from doubt, it is possible that, if the Offer is not respected as a single transaction and if the New Notes are not treated as equity for U.S. federal income tax purposes, you may recognize taxable gain or loss pursuant to the Offer in an amount equal to the excess of the fair market value of the Existing Warrants, as amended (which generally should equal the fair market value of the New Notes and the New Warrants less the exercise price of the amended Existing Warrants) over such holder’s adjusted tax basis in the Existing Warrants that are deemed exchanged therefor. See “Material United States Federal Income Tax Considerations” below.

We may not have sufficient funds to pay our debt and other obligations.

Our cash, cash equivalents, short-term investments and operating cash flows may be inadequate to meet our obligations under the New Notes or our other obligations. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the New Notes, we will be in default under the New Notes, which could cause defaults under any other of our indebtedness then outstanding. Any such default would have a material adverse effect on our business, prospects, financial condition and operating results. In addition, we cannot be certain that we will be able to repay amounts due in respect of the New Notes if payment of those New Notes were to be accelerated following the occurrence of an event of default.

Under the terms of the New Notes, we are obligated to redeem the New Notes at your option upon a “change in control” as defined in the New Notes. The term “change in control” is limited and may not include every event that might cause the market price of the New Notes to decline or change the credit risk applicable to the New Notes. Our obligation to redeem the New Notes at your option upon a change in control may not preserve the value of the New Notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction not involving a “change in control” as defined in the New Notes. See “Description of the New Notes — Mandatory Redemption at the Holder’s Election.”

We may not have sufficient funds to redeem the New Notes upon a mandatory redemption event.

We may not have the funds necessary to redeem the New Notes at the option of the holders upon the occurrence of certain events where they may require us to redeem the New Notes, including a change in control. If such an event were to occur, we may not have sufficient funds to pay the redemption price (including redemption premium) for all tendered New Notes, or restrictions in our outstanding debt may not allow such redemption. We are only obligated to redeem the New Notes at your option upon the occurrence of certain specified events. There may be other events that could hurt our financial condition that would not entitle you to have your New Notes redeemed by us.

If you hold New Notes or New Warrants, you will not be entitled to any rights as a holder of our Common Stock for corporate purposes, but you will be subject to all changes made with respect to our Common Stock.

If you hold the New Notes or the New Warrants, other than the right to adjustments in the conversion price of the New Notes and the exercise price of the New Warrants upon certain events, you will not be entitled to any rights with respect to our Common Stock for corporate purposes (including, without limitation, voting rights and rights to receive any dividends or other distributions on our Common Stock), but you will be subject to all changes affecting the Common Stock. You will only be entitled to rights as a holder of Common Stock if and when we deliver shares of Common Stock to you upon conversion of your New Notes and exercise of your New Warrants. For example, in the event that an amendment is proposed to our charter or bylaws requiring stockholder approval and the record date for determining stockholders of record entitled to vote on the amendment occurs prior to conversion of your New Notes, you will not be entitled to vote on the amendment, although the Common Stock you receive upon conversion of your New Notes and exercise of your New Warrants will nevertheless be subject to any changes in the powers, preferences or special rights of our Common Stock or other classes of capital stock.

There is no public market for the New Notes or the New Warrants and the New Notes and the New Warrants are subject to significant restrictions on transfer, which could affect their market price and your ability to sell them.

There is no established trading market for the New Notes or the New Warrants. In addition, the New Notes and the New Warrants will be issued in a private placement transaction and, therefore, will not be registered under the Securities Act. Transfers and resales of the New Notes and the New Warrants can only be made in transactions that are registered under the Securities Act or are exempt from the registration requirements of the Securities Act and the states’ securities laws. Accordingly, you may be required to bear the financial risk of an investment in the New Notes and the New Warrants for an indefinite period of time. We have also been unable so far to comply with the terms of our existing registration rights agreements that require us to prepare, file and keep effective resale registration statements so that shares of Common Stock issued upon conversion of certain of our existing convertible securities and exercise of certain of our existing warrants may be resold freely. Therefore, we cannot assure you that you will be able to freely resell the shares of Common Stock that you obtain upon conversion of the New Notes or exercise of the New Warrants even if we obtain the requisite Registration Consents.

 You must be able to make certain representations and warranties in order to exercise the New Warrants.

The New Warrants provide that a holder must be able to make certain representations and warranties contained in the New Warrants, including certification of the holder’s status as an “accredited investor” as that term is defined in Rule 501 under the Securities Act. If a holder of New Warrants is unable to make those representations, such holder may be unable to exercise the New Warrants for our Common Stock.

If we mandatorily convert the New Notes, you should be aware that there is a substantial risk of fluctuation in the price of our Common Stock from the date we elect to mandatorily convert to the conversion date.

We may elect to mandatorily convert the New Notes on or prior to maturity if, among other things, the average price of our Common Stock has exceeded 200% of the conversion price for at least 30 consecutive trading days ending on the trading day before we send out the notice of mandatory conversion. You should be aware that there is a risk of fluctuation in the price of our Common Stock between the time when we may first elect to mandatorily convert the New Notes and the mandatory conversion date. These fluctuations may adversely affect the value of the shares of Common Stock into which the New Notes may be converted.

INFORMATION CONCERNING TASKER

Overview

We manufacture, distribute and market a variety of products using a process we refer to as “pHarlo technology.” These products are covered by one or more patents, or base patents, and manufactured using the pHarlo technology, which is covered by those patents. The pHarlo technology utilizes a safe solution, which we call the pHarlo concentrate, a solution whose components have been accepted as Generally Recognized as Safe by the U.S. Food and Drug Administration, or FDA. This safe solution enables copper sulfate, a compound with bacteriostatic properties, i.e., the ability to inhibit bacteria growth, to remain active throughout a wide range of pH values, or measurements of acidity or alkalinity in a solution.

As a result of the 2005 Acquisition described below, we now own the utility patent applications and provisional patent applications associated with the pHarlo technology in our fields of use, and have entered into a sub-license agreement for the base patents associated with the pHarlo technology.

We currently market:

•	Unifresh Footbath, a grooming aid for dairy cows;

•
Tasker Blue, an antimicrobial aid to be used in the scalder process of poultry processing, a stage in poultry processing designed to loosen feathers so that they can be picked and removed mechanically, and the post-feather picker process, which is the method used in chicken processing that receives chickens immediately after the scalder and mechanically removes feathers; and

•	Tasker Pacific Blue Seafood Wash, a product used in commercial and retail seafood processing to extend shelf life and reduce or eliminate odors.

We are currently seeking to license and/or sell the Close CallTM brand oral hygiene drink and derivative applications.

Subsequent to December 31, 2006, we began the in-plant testing of an application of Tasker Blue for use in the On-Line Reprocessor, the final spray wash, section and received authorization to proceed with in-plant tests for an application in the Chiller, or cold water submersion, section in an effort to receive consent from the USDA to market these applications to poultry processors for commercial use. Tests of our On-Line Reprocessor application were suspended when we were informed of the USDA’s intention to reconsider this requirement of this section as an intervention point in controlling bacteria. We began tests for the Chiller application in the third quarter. If the Chiller tests are successful and we receive a Letter of No Objections from the FSIS, we will have commercial applications in five of the six intervention stages of poultry processing. We are also in the process of conducting tests of the pHarlo technology in other pre-harvest, or on-farm, and post-harvest, or food processing, applications.

We are also in the process of conducting tests of the pHarlo technology in other pre-harvest, or on-farm, and post-harvest, or food processing, applications.

We have incurred losses from operations in each quarter since we changed our business direction in late 2002. Our net losses for the nine months ended September 30, 2007 and the years ended December 31, 2006, 2005 and 2004 were approximately $52,239,000, $62,943,000, $18,269,000 and $6,072,000, respectively. We expect to continue to incur losses for at least the next six months. We anticipate operating expenses will increase as we attempt to build our brands, expand our customer base and develop new products. To become profitable, we must increase revenue substantially and achieve and maintain positive gross margins. We may not be able to increase revenue and gross margins sufficiently to achieve profitability. If we are not able to achieve profitability, our results of operations and financial condition will be materially and adversely affected.

We believe that we will have adequate working capital to fund our operations during the next twelve months based upon:

•	our projections of future revenues from our products;

•	cash and cash equivalents as of September 30, 2007, including the $3.5 million received in September 2007 from the sale of our 6% Secured Convertible Promissory Notes;

•	an estimated $2.5 million expected to be received from the exercise of certain outstanding warrants; and

•	available cash from a proposed $3 million credit facility, which is currently being negotiated.

We can give no assurance that any outstanding warrants will be exercised or that we will obtain the proposed $3 million credit facility.

Our ability to continue to operate and grow our business is dependent upon obtaining additional financing from the exercise of outstanding warrants, obtaining the proposed credit facility and/or generating revenue growth from operations. While we have been in the process of aggressively developing, marketing and selling our products, there can be no assurance that those efforts will be met with success in the marketplace or that the timing of our efforts will be consistent with our cash availability and burn rate. If we do not receive approximately $2.5 million from the exercise of outstanding warrants, obtain the contemplated credit facility and/or generate sufficient revenue growth from existing and new business arrangements, we will not have sufficient cash to support our continued operations and meet our obligations.

Corporate History

We were organized as a Nevada corporation on February 2, 1999 to explore for and, if possible, develop mineral properties primarily in the Province of British Columbia, Canada, through our wholly owned subsidiary, Tanuta Ventures Corp. (“Tanuta”). Tanuta was incorporated under the laws of the Province of British Columbia, Canada, on May 13, 1996. This initial business endeavor ceased in 2002.

In late 2002, the Company entered into an exclusive license agreement with a privately held development company, pHarlo Citrus Technologies, Inc., to sell, develop, market and distribute consumer deodorant breath products, animal breath products and soft drink products using pHarlo Citrus Technologies’ patented pHarlo technology. In 2004, we cancelled the 2002 license agreement and entered into two Exclusive License Agreements, one covering the products covered by the 2002 license agreement, and the other covering the sale, marketing and distribution of post-harvesting processing aids, or chemicals that assist with microbial reduction and shelf life extension without changing food characteristics, to the poultry industry. In July 2005, we acquired certain assets of pHarlo Citrus Technologies, Indian River Labs, LLC, pHarlo Citrus Properties Partnership, LLLP, and Coast to Coast Laboratories, LLC, and now own the utility patent applications and provisional patent applications associated with the pHarlo technology in our fields of use. In this Memorandum, we refer to these four entities as the “Selling Entities” and to this acquisition as the “2005 Acquisition.” In connection with the 2005 Acquisition, we also entered into a new sub-license agreement for the base patents associated with the pHarlo technology.

In June 2006, our shareholders approved an amendment to our articles of incorporation to change our name to Tasker Products Corp. The name change became effective on June 28, 2006.

In July 2007, we reincorporated from the State of Nevada to the State of Delaware. As a result of this reincorporation, the number of authorized shares of our common stock increased from 300,000,000 to 450,000,000 and we have 15,000,000 shares of preferred stock authorized.

2005 Acquisition

In July 2005, we acquired certain assets of pHarlo Citrus Technologies, Indian River Labs, LLC, pHarlo Citrus Properties Partnership, LLLP, and Coast to Coast Laboratories, LLC, and now own the utility patent applications and provisional patent applications associated with the pHarlo technology in our fields of use. In this registration statement, we refer to these four entities as the “Selling Entities” and to this acquisition as the “2005 Acquisition.” In connection with the 2005 Acquisition, we also entered into a sub-license agreement for the base patents associated with the pHarlo technology.

Financings

To fund our operations, we completed three financings in 2004. In April 2004, we sold $800,000 of 7% debentures, convertible into common stock at $0.05 per share; warrants to purchase 8,000,000 shares of common stock at $0.10 per share (modified to $0.05 per share in September 2004 and $0.01 per share in May 2005), which expire five years from the date of issuance and warrants to purchase 8,000,0000 shares of common stock at $0.20 per share (modified to $0.05 per share in September 2004 and $0.01 per share in May 2005) which expire five years from the date of issuance. In July 2004, we completed a private placement of $1,647,674 of convertible debentures with an original discount of 16%, which were convertible into 8,238,370 common shares at $0.20 per share, and warrants to purchase 3,461,500 of its common shares at $0.25 per share (modified to $0.05 per share in September 2004 and $0.01 per share in May 2005), which expire five years from the date of issuance. In December 2004, we completed the private placement of 9,406,250 shares of our common stock with several accredited investors for an aggregate purchase price of $15,050,000.

In September 2005, we raised an additional $6,484,599 through the sale of 2,947,545 shares of our common stock, to a group of accredited investors, at a purchase price of $2.20 per share. As part of this private placement the investors also received warrants exercisable for 1,473,679 of our common stock at an exercise price of $3.00 per share (modified to $1.00 per share in January 2006). The warrants expire five years from the date of issuance.

In January 2006, we sold 13,335,925 units consisting of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $1.00 per share for $0.70 per unit. The gross proceeds to us at the closing of this private placement, exclusive of the exercise price of the warrants, were $9,335,148. The warrants expire five years from the date of issuance.

Between December 1, 2006 and May 1, 2007, we issued 10% Convertible Promissory Notes (the “First Bridge Notes”) to accredited investors in the aggregate principal amount of $6,295,091. The First Bridge Notes were convertible into an aggregate of 86,828,841 shares of common stock at a conversion price of $0.0725 per share. The First Bridge Notes had a term of six months from the date of issuance with various maturity dates starting June 1, 2007. As an inducement for the investors to purchase the First Bridge Notes, we issued to these investors four-year warrants, which entitle them to purchase an aggregate of 34,972,733 shares of common stock, which number of shares is based on 50% of the principal amount of the notes purchased by the investor and divided by the per share exercise price of $0.09.

As discussed below, First Bridge Notes in the aggregate principal amount of $6,134,531, as well as the interest thereon, were exchanged for 6% Notes. As of September 30, 2007, First Bridge Notes in the aggregate principal and accrued interest amount of $572,383 had matured and remained outstanding, but no demand for payment has been made by the holders. These outstanding notes are convertible into 7,894,943 shares of common stock at a conversion price of $0.0725 per share. We are in discussions with the holders of the remaining First Bridge Notes to convert these notes and accrued interest into new notes and/or equity.

On June 4, 2007, we issued 10% Convertible Promissory Notes (the “Second Bridge Notes”) to one accredited investor in the aggregate principal amount of $2,000,000. The Second Bridge Notes were convertible into shares of common stock at a conversion price of the lower of $0.16 per share or 90% of the per share amount of a Qualified Financing (as defined above) or if such Qualified Financing had not been completed by July 4, 2007, the lower of $0.16 per share or 80% of the per share amount of a Qualified Financing. Based on a conversion price of $0.16 per share, the Second Bridge Notes were convertible into 12,500,000 shares of common stock. The Second Bridge Notes had a term of six months from the date of issuance. As an inducement for the investor to purchase the Second Bridge Notes, we issued to this investor four-year warrants, which entitle it to purchase an aggregate of 1,000,000 shares of common stock, which number of shares is based on 10% of the principal amount of the notes purchased by the investor and divided by the per share exercise price of $0.20. As discussed below, Second Bridge Notes in the aggregate principal amount of $2,000,000, as well as the interest thereon, were exchanged for 6% Notes. As of September 30, 2007, no Second Bridge Notes remained outstanding.

On September 28, 2007, we issued 6% Secured Convertible Promissory Notes (the “6% Notes”) to accredited investors in the aggregate principal amount of $11,643,624. The aggregate consideration of $11,643,624 was in the form of cash ($3,450,000), the conversion of the First Bridge Notes (aggregate principal amount of $5,755,091 and the accrued interest thereon of $374,645) and the conversion of the Second Bridge Notes (aggregate principal amount of $2,000,000 and the accrued interest thereon of $63,888). The 6% Notes mature on September 27, 2010. Each investor of the 6% Notes also received four-year warrants (the “15 Cent Warrants”) to purchase a certain number of shares of our common stock with such number based on the form of consideration used to purchase the 6% Notes. The 6% Notes in the aggregate are convertible into approximately 136,759,081 shares of our common stock. The 15 Cent Warrants entitle the holders thereof to purchase an aggregate of approximately 32,343,515 shares of our common stock.

Current and Projected Markets

On November 21, 2005, we announced that we planned to refocus our operations, reduce costs, strengthen management and streamline operations. As part of this refocusing effort, we reviewed our various product lines, and announced our intention to concentrate our resources on the development of our poultry processing products, our seafood processing products and our Unifresh Footbath and Unifresh Pen Spray products.

Products

Unifresh Footbath

We currently market Unifresh®Footbath concentrate, a grooming aid that helps clean and disinfect the hooves of dairy cows. Because of the bacteriostatic properties of the pHarlo technology, this product helps control bacteria that infect the hooves of cows and cause interdigital dermatitis, a bacterial infection of the skin on a cow’s hoof, and interdigital papillomatosis, a disease that infects a cow’s hoof that may cause severe lameness, decreased milk yield, body weight loss, decreased reproductive performance and increased veterinary expenses. Unifresh ®Footbath concentrate was launched during the third quarter of 2005. In the fourth quarter of 2005, we discovered that our Unifresh ®Footbath product’s effectiveness was diminished in water that had abnormally high alkaline content. We reformulated our Unifresh ®Footbath concentrate with the addition of a compound that neutralizes alkali, or a type of base that has a pH greater than 7, which can increase the pH of water or soil. In the first quarter of 2006, we introduced our enhanced formulation to the market. It is currently being sold to dairy farms throughout the U.S. through our sales force, independent brokers and farm product distributors. We currently market the product as a grooming aid. No federal agency approvals are required for marketing this product.

Poultry Processing Products

In August 2005, we began the in-plant commercial verification process for USDA approval to use the pHarlo technology in the scalder process of poultry processing. The first in-plant commercial verification test was completed in October 2005 and submitted to the USDA shortly thereafter.

On February 6, 2006, we received a letter from the Food Safety and Inspection Service (“FSIS”) of the USDA consenting to the continuation of in-plant trials of our Scalder application at a facility in Athens, Georgia, as well as two additional poultry processing plants. The trial involved the application of the pHarlo technology as an antimicrobial in the scalder and post-feather picker stages. In August 2006 we received a Letter of No Objections from the FSIS indicating that it had no objections to the use of our product as an antimicrobial processing aid in poultry Scalder and, in December 2006, we received a similar letter from the USDA to use our product in the Picker and New York Dressed Cabinet.

During the fiscal quarter ended June 30, 2007, we submitted protocols to be used in the testing of an application for use in the On-Line Reprocessor (“OLR”) and Chiller sections. We received the FSIS’s consent to proceed with in-plant testing of these applications. Tests of our OLR application were suspended when we were informed of the USDA’s intention to reconsider this requirement of this section as an intervention point in controlling bacteria.

We recently began tests of our Chiller application. If these tests are successful and we receive a Letter of No Objections from the FSIS, we will have commercial applications in five of the six intervention stages of poultry processing.

Seafood Processing Products

We recently began marketing the pHarlo technology for use in pathogen reduction, a process by which certain bacteria that causes disease or illness are reduced in number or eliminated, and the shelf life of seafood is extended. Our product, Tasker Pacific Blue Seafood Wash, has been tested at the North Carolina State Center for Marine Science & Technology, Virginia Tech University and Mississippi State University on shrimp, mahi mahi, salmon, flounder, scallops and catfish. The results of these studies indicated that the pHarlo technology could possibly double the shelf life on catfish filets and significantly increase the shelf life of seafood. No federal agency approvals are required for the marketing of this product.

In the processing of fish and seafood species, water is used at many points after harvesting. Therefore, the use of dip tanks and sprays of chilled water are normal and common. The addition of the Tasker Pacific Blue Seafood Wash to these wash waters is an easy adaptation of existing process equipment. Our seafood application is currently in trial testing by a seafood company located in the southeast and in several supermarkets in the northeast.

Close Call

Until March 2007, we marketed Close Call™ as an oral hygiene breath drink that eliminates odors from tobacco, garlic, onion and alcohol. The FDA requires companies making structure or function claims relating to a dietary supplement product, such as Close Call™, to “certify that the firm has substantiation that the claim is truthful and not misleading.” While the FDA does not require any presentation of this support, it does require a notice of dietary supplement ingredients and claims. We believe that our Close Call™ product could be marketed more efficiently by a company either already established in the industry or with more commercial resources. Therefore, we are actively seeking to license and/or sell the Close Call™ brand or derivative applications.

Government Approvals and Regulations

All of the ingredients used to produce the pHarlo concentrate are acknowledged as Generally Recognized as Safe (“GRAS”) by the FDA. Therefore, we believe that our current line of products that utilize the pHarlo concentrate, including the intended uses of these products, do not require further approval by the FDA. These ingredients are already in wide use in the food industry and are readily available. The unique combination of these ingredients and the preparation process of the pHarlo formula are protected under two U.S. patents and are covered in several pending patent applications in the U.S. and elsewhere. The use of the pHarlo technology in food processing, with the exception of meat and poultry, has been approved by the FDA in letters addressed to us, dated February 18, 2004 and March 24, 2005.

The use of the pHarlo technology in meat and poultry food processing applications requires the approval of the USDA. The Food Safety and Inspection Services agency of the USDA shares the responsibility for reviewing antimicrobials for use on meat, poultry and egg products. The FSIS has the authority to determine whether or not new substances and uses of previously approved substances are suitable for use. In February of 2005, we submitted reports and laboratory data to the FSIS, requesting approval as an anti-microbial processing aide for poultry Scalders. The FSIS directed us to prepare a proper protocol and conduct an in-plant trial to prove the safety and effectiveness of the anti-microbial. The first in-plant commercial verification test was completed in October 2005. In January 2006, the FSIS indicated that the data from the in-plant trial was sufficient to support additional trials. These additional trials were completed, and the final report was submitted to the FSIS in June of this year. In August 2006 we received a Letter of No Objections from the USDA indicating that it had no objections to the use of our product as an antimicrobial processing aid in poultry Scalder and, in December 2006, we received a similar letter from the USDA to use our product in the Picker and New York Dressed Cabinet. Subsequent to December 31, 2006, we submitted protocols to be used in the testing of an application for use in the On-Line Reprocessor (“OLR”) and Chiller sections. We received the FSIS’s consent to proceed with in-plant testing of these applications. Tests of the company’s OLR application are currently in process at one plant and tests of its Chiller application are scheduled to begin shortly. Upon the successful completion of these tests, the company will have applications in six of the seven intervention points of poultry processing.

Manufacturing

We currently manufacture the concentrate used for all of the products we currently market, including Close Call and Unifresh Footbath, in our facility located in Conroe, Texas. We believe our facility procedures and manufacturing process assures the finished products meet specifications and comply with applicable regulatory requirements, but there can be no assurance that the pertinent regulatory authorities will agree with this conclusion, which could result in a variety of enforcement actions. It is possible that additional manufacturing facilities or controls will be necessary to market the product lines currently under development.

All of the raw materials required for the production of our concentrate are widely available in sufficient quantities from various qualified outside vendors. Accordingly, we do not anticipate that there will be supply interruption of these materials or that price increases will have a material adverse effect on us.

Strategic Relationships

In 2004, we entered into an Exclusive Field of Use License Agreement and Product Sale Agreement with Wynn Starr Special Products, LLC, or Wynn Starr. Under the terms of this agreement, as amended through January 23, 2007, we have granted Wynn Starr a worldwide right to market and distribute products used as post-harvesting processing aids for the poultry industry based on the pHarlo technology. In return for this license, Wynn Starr will purchase licensed products from us and will share up to 25% of the net sale price per gallon sold, based on different increments of achieved net sale prices. The Amendment also includes other target performance criteria such that, if met by Wynn Starr, we will issue to Wynn Starr a warrant to purchase up to 1,300,000 shares of our common stock with an exercise price based upon the closing price of our common stock on the date of the January 23, 2007 amendment. Steven B. Zavagli, a former member of our board of directors, is the founder, Chairman and the Chief Executive Officer of Wynn Starr and Wynn Starr’s ultimate parent company, Wynn Starr Flavors, Inc.

As a result of the 2005 Acquisition, we now own the tangible assets used in the manufacturing process for the pHarlo concentrate. The pHarlo concentrate is based upon both the patent applications that we purchased in the acquisition, as well as on the base patents associated with the pHarlo technology. We have entered into an exclusive worldwide license, the Sub-License Agreement, with pHarlo IP, LLC, the exclusive licensee of the base patents, to exploit the base patents in our fields of use. Pursuant to the Sub-License Agreement, we also granted pHarlo IP an exclusive royalty-free worldwide right and license to import, export, make, manufacture, use and sell any inventions outside of our fields of use that were disclosed and claimed in the patent applications that we purchased in the acquisition. The terms of the Sub-License Agreement are more fully discussed under the caption “Intellectual Property Rights.”

Distribution Channels

We expect to sell our products through distributors, strategic intermediaries (such as Wynn Starr) and directly to commercial end-users. The choice of distribution channel will vary by product and will be decided by our management according to our strategic objectives.

Competition

Some or all of the products we intend to market may be in industries in which competition is intense. Our current product lines include applications in the poultry processing, dairy, seafood and oral hygiene industry, for which there are varying intensities of competition. We believe that the pHarlo technology will provide us with an advantage over our competition.

Unifresh Footbath

Our Unifresh Footbath treats a highly infectious disease known as digital dermatitis that causes lameness, swelling and fever in dairy cows, resulting in a drastic decrease in milk production. Forms of treatment include antibiotic bandaging and topical sprays using Terramycin® (oxytetracycline - an antibiotic) and footbaths using Formalin (a saturated solution of formaldehyde), copper sulfate, Tetracycline (a broad-spectrum antibiotic) or Peracetic Acid (a disinfectant and sanitizer). Unifresh Footbath’s underlying technology, pHarlo, uses a highly acidified form of copper sulfate that helps control the bacteria that cause digital dermatitis, as compared to competing copper sulfate products that are non-ionized. Some competing products using copper sulfate include QuickHit, Healthy Foot and HoofPro+ by SSI Corporation; Double-Action® Hoof Treatment by West Agro, Inc.; and Hoofcare Supercharger manufactured by Marabo.

Poultry Processing

Currently, there is little competition for bacterial inhibitors in the Scalder section of poultry processing; however, there are varying number of competing products for use in the OLR and Chiller sections. In the Chiller section, manufacturers of sodium hydrochloride or sodium hypochlorite, chemical compound solutions frequently used as disinfectants and bleaching agents, represent the dominant competition. We believe that our product presents a healthier, yet more effective, alternative to the use of sodium hydrochloride and sodium hypochlorite. We further believe that, because the poultry processing industry is a very large industry, our presence in that market will attract other products designed to reduce or eliminate bacteria. We believe that the effectiveness of the pHarlo technology and its competitive pricing will enable us to successfully compete against existing and future competitive products in the poultry processing industry.

Pacific Blue™ Seafood Application

Our seafood application, Pacific Blue™, an antibacterial treatment that eliminates odors and extends the shelf life of seafood products, is targeted for the retail industry. The natural spoilers of seafood quality, bacteria, enzymes, dehydration, oxidation and contamination, bacteria and enzymes (proteins that aid in digestion) are present in all fish and shellfish, but their activity increases at higher temperatures. These spoilers break down the flesh of seafood, turning firm, resilient tissue soft and mushy. This process affects taste, appearance and texture and develops a strong “fishy” smell. Retailers displaying unpackaged fresh seafood generally maintain the seafood at temperatures between 29°-34° Fahrenheit to preserve freshness. Seafood exposed to air will dehydrate causing a loss of fluids, which decreases the net product weight and damages texture and color. To prevent dehydration, retailers frequently mist fresh fish on display with water. Currently, our Pacific Blue™ is the treatment in the market that eliminates odors on seafood by reducing the bacteria that causes spoilage. When and if the market for Pacific Blue™ develops, additional products created by competitors may enter the market and compete.

Dependence on Certain Customers

For the year ended December 31, 2005 there was no single customer that accounted for 10% or more of our consolidated revenue. For the year ended December 31, 2006 one customer accounted for 27%, another customer accounted for 14% and another customer accounted for 11% of our consolidated revenue. For the nine months ended September 30, 2007, one customer accounted for 34%, another customer accounted for 14% and another customer accounted for 10% of our consolidated revenue.

Intellectual Property Rights

Patents

Pursuant to the 2005 Acquisition, we acquired the rights to the following utility patent applications, which applications included both United States applications and PCT applications, or patent applications filed under the Patent Cooperation Treaty, which allows us at a future date to file patent applications in a number of foreign countries or national phase filings, and included two United States Provisional Applications (the “Transferred Patents”):

•	Antimicrobial Composition for Pre-Harvest and Post-Harvest Treatment of Plants and Animals (filed on August 20, 2004);

•	Skin Care Composition for Dermatological Disorders including burn and wrinkle creams (United States Provisional Application);

•	Oral Health Care Drink and Method for Reducing Malodors (filed on December 21, 2004);

•	Antimicrobial Food Additive and Treatment for Cooked Food, Water and Wastewater (filed on February 24, 2005);

•	Antimicrobial Processing Aid and Food Additive (United States Provisional Application); and

•	Hangover Remedy and Alcohol Abatement Composition (filed on February 24, 2005).

In addition to the utility patent applications and provisional patent applications described above, we also recently filed in the United States Patent and Trademark Office a non-provisional patent application and a Patent Cooperation Treaty (“PCT”) application based on the Skin Care Composition provisional application described above. We also recently filed two U.S. non-provisional patent applications and two PCT applications based on previously filed provisional patent applications covering aspects of our technology and a continuation patent application based on a previously filed utility patent application. According to United States patent law, the term of issued patents are 20 years from the earliest date on which the corresponding application or any application from which it claims priority was filed in the United States Patent and Trademark Office. The United States Patent and Trademark Office has issued one of our patent applications as U.S. Patent No. 7,192,618 on March 20, 2007. Additionally, we have made national phase filings for four of our patent applications in Europe and Mexico and for two of our patent applications in China, and plan to continue to make certain national phase filings with respect to our pending PCT patent applications.

We also entered into the Sub-License Agreement with pHarlo IP, LLC. Pursuant to the Sub-License Agreement, pHarlo IP has granted us an exclusive worldwide license to exploit the base patents (as defined below) in the following fields of use (the “Fields of Use”):

•	Pre-harvest food processing and safety applications, including treatment for plants and animals;

•	Post-harvest food processing and safety applications, including treatment for plants and animals, including the following:

•	antimicrobial processing aide and food additive including specific seafood applications, and

•	antimicrobial for airborne contaminants on cooked food;

•	Breath and mouthwash applications;

•	Hangover and alcohol abatement applications;

•	Topical palliative for dermatological disorders, including skin moisturizing applications, anti-wrinkle applications and burn treatment applications;

•	Pet product applications; and

•	Antimicrobial water treatment applications.

Pursuant to the Sub-License Agreement, we granted to pHarlo IP a royalty-free, worldwide, exclusive right and license to import, export, make, have made, manufacture, use, offer for sale and sell any inventions outside the Field of Use that are disclosed and claimed in the Transferred Patents. In addition, pHarlo IP has the right to sublicense and assign to third parties all of the rights and licenses granted by us with respect to the Transferred Patents. The term of the Sub-License Agreement is until the expiration of the last to expire of the base patents.

To the extent that pHarlo IP expresses an intent to enter into a transaction with an unaffiliated third party pursuant to which the third party would acquire rights related to the base patents outside the Fields of Use, we have the right of first refusal to enter into the transaction with pHarlo IP for the same consideration and on the same terms offered to the third party (“Right of First Refusal”).

Subject to certain conditions, we may obtain a 10% equity ownership interest in Phitex Ltd. LLLP, the direct one hundred percent owner of pHarlo IP, the sole and exclusive licensee of the base patents. In the event we elect not to exercise this Right of First Refusal for rights to the base patents outside the Fields of Use, as an equity owner we would share in the monetary benefits derived by Phitex from any transaction between pHarlo IP and an unaffiliated third party pursuant to which that third party acquires rights to exploit the base patents outside the Fields of Use. Prior to the issuance of the Phitex equity interests, (i) the prospectus that forms part of the registration statement covering the resale of the shares acquired by the Selling Entities in the 2005 Acquisition must be amended or supplemented so that the Selling Entities can sell such shares for a period of 60 consecutive days; (ii) we must be in compliance with all of our obligations under the Asset Purchase Agreement forming part of the transaction documents for the 2005 Acquisition (subject to certain exceptions) and (iii) we must enter into a lock-up and repurchase right agreement relating to our Phitex equity interests. Under the lock-up and repurchase right agreement, Phitex will retain the right to repurchase our equity interests for a nominal amount upon a change of control of our company.

The technology that forms the basis of the pHarlo technology is derived from U.S. Patent No. 5,989,595 (filed on March 8, 1996), U.S. Patent No. 6,242,011(filed on August 5, 1999) and U.S. Patent Application Serial No. 10/453,805, the base patents. pHarlo IP is the sole and exclusive licensee of the base patents pursuant to a certain License Agreement by and between Mr. Barry Cummins and pHarlo IP, dated July 15, 2005, and effective as of March 18, 2005 (the “Base License”). Pursuant to the Base License, pHarlo IP is required to pay to Mr. Cummins royalties (“Base License Royalty Payments”). Pursuant to the Sub-License Agreement, in the event that pHarlo IP defaults in its obligations to make the Base License Royalty Payments to Mr. Cummins, pHarlo IP is required to assign that portion of the Base License representing all of the rights sublicensed to us under the Sub-License Agreement to us, and we will assume pHarlo IP’s obligation to pay the Base License Royalty Payments.

Prior to the 2005 Acquisition, on December 7, 2004, we entered into a Settlement Agreement and General Release pursuant to which we effectively purchased the exclusive rights of first refusal to applications of the pHarlo technology from Richard J. Kirby, a developer who had previously purchased the rights on July 19, 2002. Under the terms of the settlement agreement, Mr. Kirby assigned and granted all his rights, titles and interests in his license agreements with pHarlo Citrus Technologies to us for which we agreed to pay Mr. Kirby a fee of one-half of one percent (0.5%) of net revenues generated from products using the pHarlo technology, in an amount not to exceed $400,000 in any one calendar year. On January 2006, we amended the Settlement Agreement and General Release. Under this amendment, sixty-five percent of half of one percent, or 0.325% of the fee, not to exceed $260,000 in any one calendar year, were to be paid to Mr. Kirby and the remaining thirty-five percent of one and one-half percent or 0.175% of the fee, not to exceed $140,000 in any one calendar year were to be paid to Mr. Tri Van To. As of December 31, 2006 , under this agreement, we had paid fees to Mr. Kirby and Mr. To of approximately $76,000 and $8,000, respectively, in excess of the of the amounts earned under the agreement. In February 2007, Mr. Kirby agreed to forego any future fees in exchange for the forgiveness of any excess fees to date amounts and a lump sum payment of $95,000. The agreement, related to Mr. To, continues until the termination or expiration of pHarlo Citrus Technologies’ patent to the licensed technology.

On January 26, 2006, we entered into a letter agreement with the Selling Entities and pHarlo IP that amended certain terms of the transaction documents related to the 2005 Acquisition, including the Sub-License Agreement. The Sub-License Agreement was amended, in part, to restructure the fees payable to pHarlo IP. Prior to the amendment, pHarlo IP had agreed to provide to us technical assistance necessary to implement, refine and exploit the base patents for the pHarlo technology in the Fields of Use. In consideration for the technical assistance, we had agreed to pay to pHarlo IP, in advance, prior to the calendar quarter for which they are payable, certain research and development fees (“R&D Fees”). The R&D Fees were originally set at a fixed amount and although subject to recovery in certain circumstances, were not dependant on sales of our products until certain thresholds had been met.

The amendment restructures the R&D Fees so that they are (i) payable on a quarterly basis within 30 days after the end of each calendar quarter and (ii) are based on gross sales of our company (or our affiliates) of products using the pHarlo technology. For fiscal year 2006, the R&D Fees must not be less than $150,000 and are capped at $500,000. In 2006 we paid pHarlo IP $150,000. There is no other minimum R&D Fees payable after 2006, although R&D Fees for all subsequent years are capped at specified rates. For the nine months ended September 30, 2007, we accrued and/or paid pHarlo IP $85,000.

Trademarks

In addition to our patent filings, we have also protected our intellectual property through trademark use and the filing of trademark applications in the United States and in certain foreign countries. The names under which we market our products are valuable assets to us and we have undertaken a program to protect these assets through appropriate trademark protection and our use of the names as trademarks.

We currently market a grooming aid that helps clean and disinfect the hooves of dairy cows, under the trademark Unifresh. We have filed trademark applications for the mark Unifresh in the United States and in Australia, Canada, China, France, Mexico and New Zealand. On February 14, 2006, the United States Patent and Trademark Office issued us trademark registration Serial No. 3,058,912 for our trademark Unifresh in the United States. We have additionally, received registrations for the mark Unifresh in Australia, France and New Zealand.

We also recently began marketing a product for pathogen reduction, extending the shelf life of certain seafood products and reducing odors under the trademark Tasker Pacific Blue. We have filed a trademark application for the mark Tasker Pacific Blue in the United States Patent and Trademark Office as well as in Argentina, Brazil, Canada, Chile, China, Mexico, Peru and the Russian Federation. We have received a registration for the mark Tasker Pacific Blue in Peru.

Our oral hygiene breath drink that eliminates odors from tobacco, garlic, onion and alcohol is currently being marketed under the trademark Close Call. We have filed trademark applications for the mark Close Call in the United States and in Canada, China and Mexico. On May 16, 2006, the United States Patent and Trademark Office issued us trademark registration Serial No. 3,093,254 for our trademark Close Call in the United States for our oral hygiene breath drink. On December 12, 2006, the United States Patent and Trademark Office issued us trademark registration Serial No. 3,184,240 for our trademark Close Call in the United States for our breath freshener product. We have also filed a number of applications in the United States, China and Mexico to register the mark Close Call for use in conjunction with the marketing of other types of products. We have received notices of allowance from the United States Patent and Trademark Office on September 27, 2005 with respect to three of these applications, on May 16, 2006 with respect to three of these applications, and on October 30, 2006 with respect to two of these applications. Three of our trademark applications in Mexico for the mark Close Call issued as registrations on December 9, 2005.

We have also filed trademark applications in the United States for Tasker and a number of other trademarks that we intend to use in conjunction with the marketing of future products. These trademark applications were filed as intent to use, or ITU, applications. Two of these applications were allowed by the United States Patent and Trademark Office and the others are pending.

Pursuant to the 2005 Acquisition we acquired trademark registration Serial No. 2,936,272, which was registered on March 29, 2005, for the mark pHB0020.

According to United States trademark law, these trademark registrations will remain in force for a period of ten years from the date of registration to the extent that the trademarks remain in continuous use during that time. These trademark registrations may be renewed for additional periods of ten years each, at the end of each successive ten year period following the date of registration.

Product Development

New products using the pHarlo technology, as well as other products, are continually under development. Our efforts in this area are focused on the product applications to which we currently have rights of use. It is our intention to develop and market commercially viable applications for this technology within its product ranges. We spent approximately $1,123,000, $1,803,000, $3,356,000 and $1,375,000 on product development costs for the nine months ended September 30, 2007 and the years ended December 31, 2006, 2005, and 2004, respectively.

Employees

At September 30, 2007, we had 30 full-time employees, 13 of whom are in sales and technical support, 4 of whom are in research and development, 8 of whom are in warehousing and production and of 5 whom are in finance and administration. None of our employees are represented by a labor union. We have not experienced any work stoppages and believe that employee relationships are good. Our future success will depend in part on our ability to attract, retain and motivate highly qualified technical and managerial personnel.

Properties

Effective October 1, 2007, we have relocated our Corporate Office from Danbury, Connecticut, to Fairlawn, New Jersey. As a result of this relocation we lease in New Jersey 2,000 square feet of office space under a lease that expires in October 2010. Additionally, we lease approximately 9,000 square feet of office space at our former corporate headquarters in Danbury, Connecticut under a lease that expires in April 2010. We are currently pursuing restructuring alternatives of our Danbury, Connecticut, lease. We also occupy approximately 27,000 square feet of manufacturing, warehouse and office space under a lease in Conroe, Texas that expires in September 2009.

SELECTED FINANCIAL DATA

The following table sets forth our selected historical consolidated financial data as of and for each of the three years ended December 31, 2006 and the three and nine months ended September 30, 2006 and 2007.

The selected consolidated financial data for the years ended December 31, 2006, 2005 and 2004 and as of December 31, 2006 and 2005 have been derived from the financial statements of Tasker Products Corp., contained in our annual report on Form 10-K/A for the year ended December 2006, which have been audited by Rothstein, Kass & Company, P.C., an independent registered public accounting firm. The selected consolidated financial data for the three and nine months ended September 30, 2006 and 2007 and as of September 30, 2007 has been derived from the unaudited financial statements contained in our quarterly report on Form 10-Q for the quarter ended September 30, 2007. As a result of our acquisition of certain assets of pHarlo Citrus Technologies, Indian River Labs, LLC, pHarlo Citrus Properties Partnership, LLP, and Coast to Coast Laboratories, LLC in 2005, or what we refer to as the “2005 Acquisition”, financial data for periods prior to the 2005 Acquisition may not be comparable with financial data for periods following the 2005 Acquisition.

More comprehensive financial information is included in the Form 10-K/A for year ended December 31, 2006, the Form 10-Q for the quarter ended September 30, 2007 and other documents we have filed with the SEC. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes and the Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-K/A for year ended December 31, 2006 and the Form 10-Q for the quarter ended September 30, 2007. Until December 31, 2005, we were a development stage company.

Statement of Operations Data (in thousands except per share data):

	Year Ended December 31,			Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2004	2007	2006	2007	2006
Revenues	$1,486	$705	$—	$693	$531	$1,750	$1,289
Impairment of goodwill and intangible assets	44,081	—	—	—	—	—	30,152
Loss from operations	(62,051)	(16,964)	(3,367)	(3,741)	(3,670)	(10,868)	(42,311)
Other income (expense)	(892)	(1,305)	(2,704)	(34,549)	19	(41,350)	47
Net loss	(62,943)	(18,269)	(6,072)	(38,311)	(3,651)	(52,239)	(42,264)
Net loss per common share, basic and diluted	$(0.60)	$(0.25)	$(0.26)	$(0.35)	$(0.03)	$(0.48)	$(0.41)
Weighted average common shares outstanding	104,801	73,549	23,597	109,449	105,206	108,444	103,577

Balance Sheet Data (in thousands):

	As of December 31,			As of September 30,
	2006	2005	2004	2007
Working capital (deficit)	$(3,481)	$(603)	$14,334	$(46,510)
Total assets	21,967	68,854	16,767	23,873
Long-term liabilities	30	1,574	1,389	23
Stockholders’ equity (deficit)	16,229	63,288	14,244	(27,506)
Number of shares out-standing at end of period	106,340	89,167	48,864	109,446

INFORMATION RELATING TO OUR
EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers and Directors

Set forth below is information concerning each of our directors and executive officers as of September 30, 2007. The address and telephone number of each of our directors and executive officers is c/o Tasker Products Corp., 21-00 Route 208, Fairlawn, New Jersey 07410, (603) 766-1973.

Name	Age	Position
Greg Osborn	42	Executive Chairman and Director
Lanny Dacus	66	President, Chief Executive Officer and Director
Stathis Kouninis	45	Chief Financial Officer, Treasurer and Secretary
Joseph P. Carfora	56	Director
Timothy M. Lane	60	Director
Frederick G. Ledlow	79	Director
William P. Miller	69	Director
Peter O’Gorman	68	Director

Greg Osborn has been Executive Chairman and a director of our company since March 2007. Mr. Osborn is the founder and since 1999 has been the Managing Director of Indigo Ventures LLC. Between December 2006 and September 2007, Indigo’s affiliate Indigo Securities LLC served as the placement agent for the offering of the First Bridge Notes, the Second Bridge Notes and the 6% Notes. Mr. Osborn is also a registered representative with Indigo Securities LLC. Mr. Osborn received a B.S. in Finance and Economics from Ramapo College of New Jersey. Mr. Osborn serves on the board of directors of Migo Software, Celsia Technologies and The Children of Bellevue. Mr. Osborn is a corporate advisor to Ideavillage.com.

Lanny Dacus has been President, Chief Executive Officer and a director of our company since December 2006. Mr. Dacus was involved in the development and growth of Enterprise Rent-A-Car, where he worked for 26 years, retiring in 1996 as President of its New York Group.

Stathis Kouninis has been Chief Financial Officer of our company since February 2006, Treasurer of our company since March 2006 and Secretary of our company since April 2006. From November 2004 to February 2006, Mr. Kouninis served on the Staff of the Division of Corporation Finance of the U.S. Securities and Exchange Commission. From January 2004 to November 2004, Mr. Kouninis was the Director of Finance for Bottomline Technologies, Inc., a publicly traded financial process software company. From January 2003 to December 2003, Mr. Kouninis was the Chief Financial Officer of PCA, Inc., a non-profit educational organization. From May 2000 to January 2003, Mr. Kouninis was Director of Finance for CMGI, Inc., a publicly traded Internet technology company. Mr. Kouninis received a Bachelor of Science degree from the University of Massachusetts, and an Accounting Post Baccalaureate and a Master of Science degree in Taxation from Bentley College.

Joseph P. Carfora has been a director of our company since February 2007. Mr. Carfora is a founding partner and since 2005 has been a senior litigation partner of the firm of Carfora Klar Gallo Vitucci Pinter & Cogan. Previously and from 1999, Mr. Carfora was a partner with Motola Klar Dinowitz & Carfora. Mr. Carfora is a member of the American Bar Association and Association of the Bar of the City of New York. Mr. Carfora is a graduate of California Western School of Law and he holds a Juris Doctor Degree in Law and a Bachelors Degree in Business and Finance.

Timothy M. Lane has been a director of our company since June 2007. Mr. Lane has been Chief Executive Officer of Everest Advisors since June 1997. Mr. Lane was with PepsiCo between 1981 and 1996, most recently as the Chief Executive Officer of PepsiCo Restaurants International for Asia and the Middle East (KFC, Pizza Hut and Taco Bell). Mr. Lane served as chairman, president and CEO of Holiday Inn Worldwide, a hotel group and division of Bass PLC in 1996. Mr. Lane received a Bachelor of Science in accounting from the University of Daytona and an MBA from the University of Chicago.

Frederick G. Ledlow has been a director of our company since December 2006. Mr. Ledlow has been a private investor since 1995. Mr. Ledlow is the retired president of Cyanamid of Canada (a subsidiary of American Cyanamid now American Home Products). Mr. Ledlow currently serves on the board of directors of Orangeville Inn & Suites, Inc. and has served as a board director and Audit Committee Chairman for National Registry Inc.

William P. Miller has been a director of our company since May 2006. Mr. Miller has been a private investor since 2000. He is a board member and Chairman of the Audit Committee of Matheson North America. He is a board member of Beth Israel Hospital, the New York Eye and Ear Infirmary and Lighthouse International.

Peter O’Gorman has been a director of our company since January 2007. Mr. O’Gorman has been a private investor since 2001. Mr. O’Gorman was a former Executive Vice President of the Great Atlantic and Pacific Tea Company.

 Participation in Offer by Executive Officers and Directors

The Offer is open to all holders of the Existing Warrants, including any of our executive officers and directors who may be holders of the Existing Warrants. The terms of such Offer to our executive officers and directors, as applicable, are the same terms on which any other holder of the Existing Warrants may accept the Offer.

The following table sets forth certain information as of September 30, 2007 regarding the beneficial ownership of our common stock by (i) each executive officer of our company, (ii) each director of our company, (iii) each stockholder known by us to beneficially own 5% or more of our common stock and (iv) all directors and executive officers, as a group. An investor in the 6% Notes and related warrants is not entitled to convert that amount of the 6% Notes and warrants which would result in beneficial ownership by such investor and its affiliates of more than 4.99% of our outstanding shares of common stock. An investor in the 6% Notes and related warrants may increase the permitted beneficial ownership amount up to 9.99% after 61 days’ prior written notice to us. Unless such investor is a director or executive officer of our company, investors in the 6% Notes and related warrants are not included in the following table. Except as otherwise indicated, the address of each beneficial holder of our common stock listed below is the same as our address.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Class (2)

Greg Osborn	19,151,536	(3)	14.8
Joseph P. Carfora	1,225,746	(4)	1.1
Lanny Dacus	7,930,555	(5)	6.7
Timothy M. Lane	1,845,971	(6)	1.7
Frederick G. Ledlow	1,028,596	(7)	*
William P. Miller	1,000,000	(8)	*
Peter O’Gorman	1,307,179	(9)	1.2
Stathis Kouninis	1,221,874	(10)	1.1
James Burns	2,834,920	(11)	2.5
Richard Falcone	2,748,570	(12)	2.5
Robert Jenkins	1,000,000	(13)	*
All directors and executive officers as a group (8 persons)	34,746,457	(14)	24.7
_________________

*	Less than 1%.

(1)
Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. The number of shares beneficially owned by each person as of September 30, 2007 includes shares of common stock that such person had the right to acquire on or within 60 days after September 30, 2007, including, but not limited to, upon the conversion of convertible bridge notes and the exercise of warrants associated with the purchase of these convertible bridge notes and the exercise of options and warrants.

(2)	Holders of common stock are entitled to one vote per share. Percentage of beneficial ownership is based on 108,674,042 shares of common stock issued and outstanding as of September 30, 2007.

(3)
Excludes 374,234 shares of common stock issuable upon the conversion of the 6% Notes which were received as result of the conversion of the First Bridge Notes purchased previously, and 50,000 shares upon the exercise of 15 Cent Warrants issued in connection with the 6% Notes. Includes 138,889 shares upon the exercise of warrants associated with the purchase of the First Bridge Notes and 15,856,397 shares of common stock issuable upon the conversion of warrants issued for consulting services and placement agent warrants. Also includes 3,156,250 shares of common stock issuable upon the exercise of warrants associated with Mr. Osborn’s employment with our company.

(4)
Includes 294,634 shares of common stock issuable upon the conversion of the 6% Notes which were received as result of the conversion of the First Bridge Notes purchased previously and 111,111 shares upon the exercise of warrants associated with the purchase of the First Bridge Notes and 40,000 shares upon the exercise of 15 Cent Warrants issued in connection with the 6% Notes. Also includes 750,000 shares of common stock issuable upon the exercise of warrants issued as compensation to Mr. Carfora.

(5)
Excludes 1,297,421 shares of common stock issuable upon the conversion of the 6% Notes which were received as result of the conversion of the First Bridge Notes purchased previously, and 175,000 shares upon the exercise of 15 Cent Warrants issued in connection with the 6% Notes. Also includes 486,111 shares upon the exercise of warrants associated with the purchase of the First Bridge Notes and 7,444,444 shares of common stock issuable upon the exercise of warrants issued as compensation to Mr. Dacus.

(6)
Includes 718,193 shares of common stock issuable upon the conversion of the 6% Notes which were received as result of the conversion of the First Bridge Notes purchased previously, 277,778 shares upon the exercise of warrants associated with the purchase of the First Bridge Notes and 105,000 shares upon the exercise of 15 Cent Warrants issued in connection with the 6% Notes. Also includes 750,000 shares of common stock issuable upon the exercise of warrants issued as compensation to Mr. Lane.

(7)
Includes 184,152 shares of common stock issuable upon the conversion of the 6% Notes which were received as result of the conversion of the First Bridge Notes purchased previously, 69,444 shares upon the exercise of warrants associated with the purchase of the First Bridge Notes and 25,000 shares upon the exercise of 15 Cent Warrants issued in connection with the 6% Notes. Also includes 750,000 shares of common stock issuable upon the exercise of warrants issued as compensation to Mr. Ledlow.

(8)	Represents shares of common stock issuable upon the exercise of options and warrants issued as compensation to Mr. Miller.

(9)
Includes 365,290 shares of common stock issuable upon the conversion of the 6% Notes which were received as result of the conversion of the First Bridge Notes purchased previously, 183,889 shares upon the exercise of warrants associated with the purchase of the First Bridge Notes and 25,000 shares upon the exercise of 15 Cent Warrants issued in connection with the 6% Notes. Also includes 750,000 shares of common stock issuable upon the exercise of warrants issued as compensation to Mr. O’Gorman.

(10)	Represents shares of common stock issuable upon the exercise of options and warrants issued as compensation to Mr. Kouninis.

(11)
Includes 28,571 shares issuable upon the exercise of warrants purchased in the January 2006 private placement and 2,777,778 shares of common stock issuable upon the exercise of options, issued as compensation to Mr. Burns. Based on information available to us, as of July 11, 2006, the effective date of Mr. Burns termination from his employment with our company.

(12)
Includes 64,285 shares issuable upon the exercise of warrants purchased in the January 2006 private placement and 2,600,000 shares of common stock issuable upon the exercise of options issued as compensation to Mr. Falcone. Based on information available to us as of December 14, 2006, the date of Mr. Falcone’s resignation.

(13)
Represents shares of common stock issuable upon the exercise of options issued as compensation to Mr. Jenkins. Based on information available to us as of February 8, 2006, the date of Mr. Jenkin’s resignation.

(14)
Excludes 1,671,655 shares of common stock issuable upon the conversion of the 6% Notes which were received as a result of the conversion of the First Bridge Notes purchased previously and 225,000 shares upon the exercise of warrants issued in connection with the 6% Notes. Includes 1,565,269 shares of common stock issuable upon the conversion of the 6% Notes which were received as a result of the conversion of the First Bridge Notes purchased previously, 1,222,222 shares upon the exercise of warrants associated with the purchase of the First Bridge Notes, 215,000 shares upon the exercise of 15 Cent Warrants issued in connection with the 6% Notes and 15,856,397 shares of common stock issued upon the conversion of consulting and placement agent warrants. Also includes 15,822,568 shares of common stock issuable upon the exercise of options and warrants issued as compensation to our directors and executive officers.

Securities Transactions

Except as described below, and except for customary and ongoing purchases of shares under our 2006 stock plan, based on our records and on information provided to us by our directors and executive officers, neither we nor our directors and executive officers have effected any transactions involving our Existing Warrants or shares of our Common Stock during the 60 days prior to the date hereof:

On December 1, 2006, Greg Osborn, Executive Chairman and a director of our company, purchased First Bridge Notes in the principal amount of $25,000, which notes were convertible into 344,828 shares of common stock, and warrants to purchase 138,888 shares of our common stock. Mr. Osborn exchanged these First Bridge Notes and the accrued interest thereon for 6% Notes in the aggregate amount of $27,132, which notes are convertible into 374,234 shares of common stock, and received warrants to purchase 50,000 shares of common stock.

As compensation for its services as placement agent in connection with the placement of the First Bridge Notes, Indigo Securities LLC, with whom Greg Osborn, our Executive Chairman, is affiliated, received cash in the amount of approximately $629,500 and seven-year warrants to purchase an aggregate of approximately 8,682,894 shares of our common stock at an exercise price of $0.0725 per share. These warrants contain a "cashless exercise" option. On March 6, 2007, we issued 2,000,000 shares of its common stock to this placement agent pursuant to the cashless exercise of 2,983,051 of these warrants.

On December 1, 2006, January 31, 2007 and February 21, 2007, Lanny Dacus, President, Chief Executive Officer and a director of our company, purchased First Bridge Notes in the aggregate principal amount of $87,500, which notes were convertible into 1,206,897 shares of common stock, and warrants to purchase 486,111 shares of our common stock. Mr. Dacus exchanged these First Bridge Notes and the accrued interest thereon for 6% Notes in the aggregate amount of $94,063, which notes are convertible into 1,297,421 shares of common stock, and received warrants to purchase 175,000 shares of common stock.

On January 25, 2007, Joseph Carfora, a director of our company, purchased First Bridge Notes in the principal amount of $20,000, which notes were convertible into 275,862 shares of common stock, and warrants to purchase 111,111 shares of our common stock. Mr. Carfora exchanged these First Bridge Notes and the accrued interest thereon for 6% Notes in the aggregate amount of $21,361, which notes are convertible into 294,634 shares of common stock, and received warrants to purchase 40,000 shares of common stock.

On January 25, 2007, Frederick Ledlow, a director of our company, purchased First Bridge Notes in the principal amount of $12,500, which notes were convertible into 172,414 shares of common stock, and warrants to purchase 69,444 shares of our common stock. Mr. Ledlow exchanged these First Bridge Notes and the accrued interest thereon for 6% Notes in the aggregate amount of $13,351, which notes are convertible into 184,152 shares of common stock, and received warrants to purchase 25,000 shares of common stock.

On January 25, 2007, Peter O’Gorman, a director of our company, purchased First Bridge Notes in the principal amount of $25,000, which notes were convertible into 344,828 shares of common stock, and warrants to purchase 344,828 shares of our common stock. Mr. O'Gorman exchanged these First Bridge Notes and the accrued interest thereon for 6% Notes in the aggregate amount of $26,701, which notes are convertible into 50,000 shares of common stock, and received warrants to purchase 25,000 shares of common stock.

On February 14, 2007, Leonid Frenkel, who resigned as director of our company on June 1, 2007, purchased First Bridge Notes in the principal amount of $250,000, which notes were convertible into 3,448,276 shares of common stock, and warrants to purchase 1,388,888 shares of our common stock. On April 12, 2007, Mr. Frenkel purchased additional First Bridge Notes in the principal amount of $200,000, which notes were convertible into 2,758,621 shares of common stock, and additional warrants to purchase 1,111,111 shares of our common stock. Under the terms of the additional notes and the additional warrant agreements, Mr. Frenkel could not convert any of these additional notes or exercise any of these additional warrants if his ownership of our common stock exceeded 4.99% or 9.99% of our outstanding stock as calculated according to Section 13(d) of the Exchange Act, unless all outstanding First Bridge Notes were converted. Either of the 4.99% or 9.99% limitations could be waived by Mr. Frenkel on 61 days notice. Mr. Frenkel exchanged these First Bridge Notes and the accrued interest thereon for 6% Notes in the aggregate amount of $474,958, which notes are convertible into 6,551,149 shares of common stock, and received warrants to purchase 900,000 shares of common stock.

On May 1, 2007, Timothy Lane, a director of our company, purchased First Bridge Notes in the principal amount of $50,000, which notes were convertible into 689,655 shares of common stock, and warrants to purchase 69,444 shares of our common stock. Mr. Lane exchanged these First Bridge Notes and the accrued interest thereon for 6% Notes in the aggregate amount of $52,069, which notes are convertible into 718,193 shares of common stock, and received warrants to purchase 100,000 shares of common stock.

As compensation for its services as placement agent in the placement of the Second Bridge Notes, Indigo Securities LLC received cash in the amount of $200,000 and received seven-year warrants to purchase 2,020,202 shares of common stock at an exercise price of $0.099. As discussed above, Second Convertible Bridge Notes in the aggregate principal amount of $2,000,000, as well as interest thereon, were exchanged for 6% Notes. As of September 30, 2007, no Second Convertible Bridge Notes remained outstanding.

On September 19, 2007, we issued warrants to purchase 2,170,000 shares of Common Stock to employees and consultants as compensation. The warrants have a ten-year term and were issued with an exercise price of $0.18 per share.

In connection with its services as placement agent of the 6% Notes that were issued for cash consideration, Indigo Securities LLC received a fee of approximately $345,000 and seven-year warrants to purchase an aggregate of approximately 3,136,364 shares of our common stock at an exercise price of $0.11 per share. Indigo Securities is entitled to a placement agent’s fee with respect to any securities purchased in any subsequent offering by any investors introduced to us by them, if such subsequent offering is consummated any time within the twelve month period following the final closing of the offering of the 6% Notes.

TRANSACTIONS AND AGREEMENTS CONCERNING OUR SECURITIES

In addition to the agreements with our directors and executive officers described above, we are a party to the following agreements, arrangements and understandings between us and the persons identified below, with respect to our securities (including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or options arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents of authorizations). Additional information and copies of these agreements may be found in the reports and other documents we have filed with the SEC.

•
Non-Qualified Stock Option Grant Agreements with Robert Appleby (August 25, 2004, May 11, 2004 and April 5, 2004), James Burns (August 25, 2004, April 15, 2005 and May 11, 2004); and Gordon Davis (May 31, 2004);

•
Securities Purchase Agreement, Registration Rights Agreement, Common Stock Purchase Warrants and 7% Convertible Debentures relating to our April 2004 private placement in which we sold to accredited investors $800,000 of 7% debentures convertible into common stock at $0.05 per share; warrants to purchase 8,000,000 shares of common stock at $0.10 per share (modified to $0.05 per share in September 2004 and $0.01 per share in May 2005), and warrants to purchase 8,000,0000 shares of common stock at $0.20 per share (modified to $0.05 per share in September 2004 and $0.01 per share in May 2005);

•
Securities Purchase Agreement, Registration Rights Agreement, Common Stock Purchase Warrants, and Convertible Debentures relating to our July 2004 private placement in which we sold to accredited investors $1,647,674 of convertible debentures with an original discount of 16%, convertible into 8,238,370 common shares at $0.20 per share, and warrants to purchase 3,461,500 of its common shares at $0.25 per share (modified to $0.05 per share in September 2004 and $0.01 per share in May 2005;

•
Securities Purchase Agreement, Registration Rights Agreement, and Common Stock Purchase Warrants relating to our December 2004 private placement in which we sold 9,406,250 shares of our common stock with several accredited investors for an aggregate purchase price of $15,050,000. Emerging Growth Equities Ltd. served as placement agent and received a cash payment of 6% of the funds raised in the offering and a warrant to purchase 562,500 of our common shares exercisable at $2.00 per common share;

•
Securities Purchase Agreement, Registration Rights Agreement, and Common Stock Purchase Warrants dated as of September 21, 2005, relating to our September 2005 private placement in which we sold 2,947,545 shares of our Common Stock, to a group of accredited investors, at a purchase price of $2.20 per share. As part of this private placement the investors also received warrants exercisable for 1,473,679 of our common stock at an exercise price of $3.00 per share (modified to $1.00 per share in January 2006);

•
Securities Purchase Agreement, Registration Rights Agreement, and Common Stock Purchase Warrants dated as of January 26, 2006, relating to our January 2006 private placement in which we sold 13,335,925 units consisting of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $1.00 per share for $0.70 per unit. Emerging Growth Equities, Ltd. served as placement agent for the transaction. As compensation for serving as placement agent, Emerging Growth Equities, Ltd. received a cash payment equal to 6% of the gross proceeds from the private placement, and also received a warrant exercisable for 800,155 shares of our common stock at an exercise price of $1.00 per share;

•	Employment with Richard D. Falcone dated as of February 2, 2006, as amended by the Separation Agreement dated as of December 14, 2006;

•	Termination Agreement with Robert Jenkins dated as of February 8, 2006;

•	Tasker Capital Corp. 2006 Stock Plan effective as of April 19, 2006;

•	Settlement Agreement and General Release with James Collins dated as of February 16, 2007;

•
Common Stock Purchase Warrants relating to a private placement sold between December 1, 2006 and March 12, 2007, in which we sold to accredited investors Convertible Bridge Notes. As an inducement for the investors to purchase the Convertible Bridge Notes, we issued to these investors four-year warrants to purchase an aggregate of 34,972,728 shares of Common Stock at an exercise price of $0.09 per share;

•
Common Stock Purchase Warrants issued to the placement agent in connection with the sale of the Convertible Bridge Notes described above, for the purchase of an aggregate of 8,682,884 shares of Common Stock at an exercise price of $0.0725 per share in consideration for its services as placement agent. In March 2007, the placement agent did a cashless exercise of the warrants for $2,983,051 and we issued 2,000,000 shares of Common Stock;

•
In June 2007, we issued to an investor 10% Secured Convertible Promissory Notes. As compensation of its services as placement agent in this transaction, Indigo Securities LLC received cash in the amount of $200,000 and seven-year warrants to purchase an aggregate of 2,020,202 shares of Common Stock at an exercise price of $0.099 per share.

•
On September 28, 2007, we issued 6% Secured Convertible Promissory Notes (the “6% Notes”) to accredited investors in the aggregate principal amount of $11,643,624. The aggregate consideration of $11,643,624 was in the form of cash ($3,450,000), the conversion of notes issued by us between December 1, 2006 and April 23, 2007 (aggregate principal amount of $5,755,091 (the “First Bridge Notes”) and the accrued interest thereon of $374,645) and the conversion of notes issued by us on June 4, 2007 (aggregate principal amount of $2,000,000 (the “Second Bridge Notes”) and the accrued interest thereon of $63,888). The 6% Notes mature on September 27, 2010. Each investor of the 6% Notes also received four-year warrants (the “15 Cent Warrants”) to purchase a certain number of shares of our common stock; such number based on the form of consideration used to purchase the 6% Notes. The 6% Notes in the aggregate are convertible into approximately 136,759,081 shares of our common stock. The 15 Cent Warrants entitle the holders thereof to purchase an aggregate of approximately 32,343,515 shares of our common stock. As compensation for its services, the placement agent of the 6% Notes, which were issued for cash in the aggregate principal amount of $3,450,000, received in a cash fee of $345,000 and seven-year warrants to purchase 3,136,364 shares of our common stock.

•
We paid Gordon O. Davis, the former Chairman of the board of directors who resigned May 2006, approximately $60,000 and $19,000 for consulting services during the twelve months ended December 31, 2006 and the nine months ended September 30, 2007, respectively.  In January 2007, we and Mr. Davis entered into an amendment to Mr. Davis’ consulting agreement dated February 2, 2006. The amended agreement provides for among other things (i) payment to Mr. Davis of $50,000 in cash for past due amounts owed under the original consulting agreement, (ii) payment of $3,000 per month for nine months starting January 2007 and payment of $7,000 per month for sixteen months starting October 2007, (iii) repricing of stock options exercisable for 1,750,000 shares of common stock such that the exercise price for such stock options be reduced to an exercise price per share equal to $.16, (iv) the right of the Corporation to terminate Mr. Davis’ consultancy other than for cause at any time upon notice to Mr. Davis (with the obligation to pay Davis consulting fees otherwise due for the remainder of the term).

•
In April 2007, we entered into an employment agreement with Greg Osborn in connection with his appointment as Executive Chairman. The agreement provides for, among other things, a term of up to 21 months, an annual salary of $60,000, an annual bonus at the discretion of the board, the grant of initial warrants for the purchase of 2,625,000 shares of common stock exercisable on a quarterly basis over the term of the agreement at an exercise price of $0.19 per share, the grant of additional warrants exercisable for 7,500,000 shares of common stock at an exercise price of $0.19 per share with vesting contingent upon achievement of contractually specified performance goals, severance payments and a cash payment of $20,000 per month for a period of nine months commencing when we reach profitability. Mr. Osborn is the Managing Partner of the firm that served from December 2006 to September 2007 as placement agent for the offering of our convertible bridge notes and 6% Notes.

•
In December 2006, Lanny R. Dacus was appointed President and Chief Executive Officer of our company. In connection with this appointment, we entered into an employment agreement with Mr. Dacus. Under the terms of the agreement, Mr. Dacus will receive a base salary of $60,000 per year and the right to participate in our existing benefit plans, with bonus payments to be made at the discretion of the board of directors. We will provide Mr. Dacus with a company automobile during the term of the employment agreement. We also granted warrants to purchase 4,777,778 shares of common stock at an exercise price of $0.11 per share to Mr. Dacus in connection with this agreement. The warrants have a ten- year term and vest over a two-year period from the date of grant. We granted additional warrants to purchase 13,222,222 shares of common stock at exercise prices ranging from $0.12 to $0.18 per share, with vesting terms contingent upon Mr. Dacus’ achievement of contractually specified performance goals.

•
On February 8, 2006, we appointed Stathis Kouninis as Chief Financial Officer. On May 10, 2007, we entered into an amended and restated employment agreement, effective April 2, 2007, with Stathis Kouninis, our Chief Financial Officer, which provides for: (i) a base salary of $185,000 per year; (ii) an annual bonus payment at the discretion of our Chief Executive Officer; (iii) a bonus in the amount of $15,000 if we consummate a financing in the amount of at least $3,000,000; and (iv) eligibility to participate in our existing benefit plans. We will provide Mr. Kouninis with an automobile during the term of his employment agreement and will reimburse Mr. Kouninis for all reasonable automobile expenses. If Mr. Kouninis’ employment is terminated by us for any reason other than Cause, as defined in his employment agreement, or if he should resign for Good Reason, as defined in his employment agreement, or in the event of the death or disability of Mr. Kouninis during the term of his employment agreement, Mr. Kouninis will be entitled to a lump sum payment equal to six months of his base salary at the rate in effect on the date of termination of his employment, provided he executes a mutually agreeable release of claims against us. In the event Mr. Kouninis’ employment is terminated by us for any reason other than Cause or if he should resign for Good Reason, we will also pay the cost of Mr. Kouninis’ group family health insurance coverage for a period of six months. The employment agreement further provides that all stock options and warrants previously granted to Mr. Kouninis will fully vest upon a Change in Control, as defined in the employment agreement, or if Mr. Kouninis’ employment is terminated by us for any reason other than Cause or if he should resign for Good Reason. The term of the employment agreement is for two years with automatic renewals for successive one year periods. “Cause,” “Good Reason” and “Change of Control” as defined in Mr. Kouninis’ employment agreement have substantially the same meanings as such terms are defined in Mr. Dacus’ employment agreement.

TERMS OF THE OFFER

Basic Terms of the Offer

We are asking the holders of the Existing Warrants to consent to the amendment of the terms of the Existing Warrants (the “Amendment Consent”) and immediately exercise such warrants as described herein. The proposed amendments would provide for the exercise, solely during the Exercise Period, of the Existing Warrants for (i) 6% Secured Convertible Promissory Notes due December 2010 (the “Notes”) of the Company and (ii) warrants to purchase shares of Common Stock (the “New Warrants”).

We are asking the holders of the 6% Notes to provide their consent (the “Registration Consent”) to the registration of the following securities under the Securities Act:

a. the shares of Common Stock issuable upon exercise of the Existing Warrants (to the extent holders of Existing Warrants choose not to exercise and tender their Existing Warrants);

b. the shares of Common Stock issuable upon conversion of the New Notes;

c. the shares of Common Stock issuable upon exercise of the New Warrants; and

d. the shares of Common Stock issuable upon exercise of our warrants to purchase shares of Common Stock at an exercise price of $0.20, which were issued on June 4, 2007 (the “20 Cent Warrants”).

The Amendment Consent and the Registration Consent each are individually referred to as a “Consent” and collectively as the “Consents.” The solicitation of Consents and related exercise of Existing Warrants is herein called the “Offer.”

We are seeking to induce the exercise of any and all of the Existing Warrants that are outstanding so that we can receive the related exercise price. We intend to use the net proceeds of the Offer for our general corporate purposes

The New Notes will be convertible into shares of Common Stock at an initial conversion price of $0.09 per share, subject to antidilution adjustment, as described in “Terms of the Offer.” The New Warrants will have an exercise price of $0.15 per share and will expire at 5 p.m. on the fourth anniversary of the issue date, which we expect will be in December 2011.

This is a special offer. You may provide your Consent(s) and exercise your Existing Warrants for New Notes and New Warrants only during the time that this Offer remains open. This Offer will expire on midnight, Eastern Time, on December 20, 2007, unless extended or earlier terminated by us (such time and date, as extended or earlier terminated, the “Expiration Date.”) If you validly provide the Consent(s) and you validly tender your Existing Warrants and deliver the Exercise Price thereof upon the terms and conditions described in this Memorandum (including the related Election Form, the “Memorandum”), at or prior to the Expiration Date, and you do not withdraw your Existing Warrants or revoke the Consent(s), prior to the Expiration Date, you will be issued (i) a Note in the principal amount of the aggregate Exercise Price that you deliver and (ii) New Warrants to purchase 12% of the number of shares that you could purchase with the Existing Warrants. For example, if you hold Existing Warrants to purchase 1,000 shares, then if you provide the related Consents and exercise and validly tender, and not withdraw, such Existing Warrants together with the aggregate Exercise Price of $90, you will receive a Note in the principal amount of $90 and New Warrants to purchase 120 shares.

In addition, you may also elect to deliver the Registration Consent without exercising any of your Existing Warrants if you own 6% Notes.

As stated above, the Offer will expire at midnight, Eastern Time, on December 20, 2007 (unless the Offer is extended or previously terminated by us), a period we refer to as the “Exercise Period”. Although we do not currently intend to do so, we may, at our discretion, extend the Offer at any time. If we extend the Offer, we will continue to accept properly completed Election Forms from Existing Warrant holders until the new expiration date. We may also cancel the Offer upon the occurrence of certain events.

Procedures for Participating in this Offer

If you decide to deliver the Consents and exercise and tender your Existing Warrants, we must receive from you at the address of our counsel, Sonnenschein Nath & Rosenthal LLP, Attn: Silvia Soares, 101 JFK Parkway, Short Hills, NJ 07078, Telephone (973) 912-7109, by midnight, Eastern Time, on December 20, 2007 (or such later date and time to which we may extend the Offer):

•
A properly completed and executed notice of consent and election in the form included with this Memorandum (which contains the text of the amendments to the Existing Warrants that we are proposing in this Memorandum) (the “Election Form”);

•	Your Existing Warrants; and

•
Payment in an amount equal to the number of shares of Common Stock represented by the portion of the Existing Warrants you are exercising multiplied by the Exercise Price by cashier’s check drawn on a U.S. bank in immediately available funds payable to “Tasker Products Corp.” Alternatively, payment may be made by wire transfer to:

Andres E Serrano
Vice President
Corporate Trust and Loan Agency
HSBC Bank USA, National Association
10 East 40th Street, 14th floor
New York, NY 10016-0200
Tel:       212-525-7726
Fax:      212-525-1300
Email:  andres.e.serrano@us.hsbc.com

ABA# 021-001-088
Account name:  Indigo/Tasker Escrow
Account# 002-600-161
Re: Indigo-Tasker Escrow/reference # 10879845. Warrant No. [      ].
Attention: Corporate Trust and Loan Agency.

Please note that if you decide to make payment by wire transfer, you MUST include the warrant certificate number(s) to which your payment relates in the subject line of the wire transfer, as noted above. The warrant certificate number can be found underneath the capitalized “Restricted Securities” legend on the face of your warrant. It is preceded by the letters “No. W.”

If you decide to deliver the Registration Consent only without tendering your Existing Warrants, we must receive from you, at the address of our counsel, Sonnenschein Nath & Rosenthal LLP, Attn: Silvia Soares, 101 JFK Parkway, Short Hills, NJ 07078, Telephone (973) 912-7109, by midnight, Eastern Time, on December 20, 2007 (or such later date and time to which we may extend the Offer) a properly completed and executed Election Form.

This is a special offer and we will not accept late tenders under any circumstances. We reserve the right to reject any and all tenders that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the Offer, we presently expect that promptly after the expiration of the Offer, we will issue certificates representing the New Notes and New Warrants for which your Existing Warrants are being tendered pursuant to the Offer.

The Election Form must be executed by the holder who tendered the Existing Warrants to be cancelled. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Election Form.

If you do not submit an Election Form at or prior to the expiration of the Offer, or if you submit an incomplete or incorrectly completed Election Form, you will be considered to have rejected the Offer.

The method of delivery of all documents, including your Election Form, is at your risk. Please note that delivery of your Election Form by facsimile will not be accepted. You may send your Election Form, Existing Warrants and (if making payment by check) cashier’s check to our counsel, Sonnenschein Nath & Rosenthal, via Federal Express using the prepaid envelope provided by us. If you wish to deliver your Election Form by regular mail, we urge you to mail it sufficiently in advance of the expiration to ensure we receive it prior to the expiration of the Offer. We also recommend that you use certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Delivery will be deemed made only when actually received by us. We will strictly enforce the expiration and there can be no exceptions to the expiration time.

Withdrawal Rights

You may withdraw your Existing Warrants previously tendered for exercise in this Offer (or revoke your Registration Consent if you previously elected to just deliver the Registration Consent) only if you properly complete, sign and date the Withdrawal Form included with this Memorandum and mail or deliver the Withdrawal Form to us at the address of our counsel, Sonnenschein Nath & Rosenthal LLP, Attn: Silvia Soares, 101 JFK Parkway, Short Hills, NJ 07078, Telephone (973) 912-7109, so that it is received no later than December 20, 2007, the scheduled expiration date (or such later date and time if we extend this Offer). You may also withdraw your previously tendered Existing Warrants pursuant to Rule 13e-4(f)(2)(ii) under the Securities Exchange Act of 1934 if such tendered Existing Warrants have not been accepted by us for payment within 40 business days from the commencement of the Offer.

The Withdrawal Form must be executed by the holder who tendered the Existing Warrants to be withdrawn. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Withdrawal Form.

The method of delivery of all documents, including your Withdrawal Form, is at your risk. Please note that delivery of the Withdrawal Form via facsimile will not be accepted. If you wish to deliver your Withdrawal Form by regular mail, we urge you to mail the notice sufficiently in advance of the expiration date to ensure we receive it prior to the expiration. We also recommend that you use certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Delivery will be deemed made only when actually received by our counsel. We will strictly enforce the expiration and there can be no exceptions to the expiration time.

Once you have withdrawn your tendered Existing Warrants, you may retender such Existing Warrants for exercise before the expiration of the Offer only by again following the delivery procedures described in this Memorandum.

Acceptance of Existing Warrants for Exercise

Upon the terms and subject to the conditions of the Offer, we expect to cancel all Existing Warrants properly tendered and not validly withdrawn upon the expiration of the Offer. If you elect to tender your Existing Warrants and you do so according to the procedures described in this Memorandum, you will have accepted the Offer. Our acceptance of your Existing Warrants for tender will form a binding agreement between you and us on the terms and subject to the conditions of the Offer upon the expiration of the Offer.

When we accept your tendered Existing Warrants for exercise and we cancel those Existing Warrants, you will have no further rights with respect to the Existing Warrants or any underlying agreements. As soon as administratively practicable after we accept and cancel your properly tendered Existing Warrants, we will send you a confirmation statement indicating the number of Existing Warrants that we have accepted and canceled and the amount of New Notes and New Warrants that you are entitled to receive.

We will determine, in our discretion, all questions as to form, validity, including time of receipt, eligibility and acceptance of any tender of Existing Warrants or withdrawal of tendered Existing Warrants. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of or withdrawals of tendered Existing Warrants that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. Otherwise, we expect to accept all properly and timely tendered Existing Warrants which are not validly withdrawn. We may waive any defect or irregularity in any tender with respect to any particular Existing Warrant. We may also waive any of the conditions of the Offer. No tender of Existing Warrants or withdrawal of tendered Existing Warrants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders or withdrawals, and no one will be liable for failing to give notice of any defects or irregularities.

If you elect not to participate in the Offer, your Existing Warrants will remain outstanding until they terminate or expire by their terms. They will retain their current exercise price and other terms and conditions under the Existing Warrants and any related subscription agreement.

Conditions of the Offer

You may not deliver an Amendment Consent without exercising and tendering the corresponding Existing Warrant. You may not exercise and tender Existing Warrants without delivering the requisite Consent(s), as follows:

•	If you own both Existing Warrants and 6% Notes, you must deliver both the Amendment Consent and the Registration Consent in order to exercise and tender Existing Warrants in the Offer.

•	If you own Existing Warrants but you do not own 6% Notes, you must deliver the Amendment Consent in order to exercise and tender Existing Warrants in the Offer.

However, you may also elect to deliver the Registration Consent without exercising any of your Existing Warrants if you own 6% Notes.

This Offer is not conditioned upon a minimum number of Existing Warrants being tendered.

Notwithstanding any other provision of the Offer, we will not be required to accept any Existing Warrants tendered for exercise, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Existing Warrants tendered for exercise, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the commencement of the Offer and before the expiration of the Offer, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with the acceptance and cancellation of the Existing Warrants tendered for exercise:

•
There shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the issuance of the New Notes and the New Warrants, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us;

•
There shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make the acceptance of the Existing Warrants tendered illegal or otherwise restrict or prohibit consummation of the Offer or that otherwise relates in any manner to the Offer;

•	delay or restrict our ability, or render us unable, to accept some or all of the Existing Warrants tendered;

•	materially impair the benefits we hope to receive as a result of the Offer; or

•
materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us;

•	There shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement of a war, terrorist act, armed hostilities or international or national crisis directly or indirectly involving the United States;

•
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

•
any significant decrease in the market price of the Common Stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in the Common Stock;

•
any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•
A tender or exchange offer with respect to some or all of our Common Stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•
any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before November 21, 2007;

•
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before November 21, 2007 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

•
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Acts of 1976 or made a public announcement reflecting an intent to acquire us or any of our assets or securities; or

•	Any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our judgment, is or may be material to us.

The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration. We may waive them, in whole or in part, at any time and from time to time prior to the expiration, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described above will be final and binding upon all persons.

Accounting Treatment of the Offer

In recording the New Notes, we will allocate the proceeds from the exercise price of the Existing Warrants to the conversion feature of the New Notes and the New Warrants based on their fair values at the time of issuance as derivative liabilities.  The value of the conversion feature and warrants will be computed using the Black-Scholes option pricing model. The reduction in debt as a result of the allocation of proceeds to the embedded derivative and the warrants would be amortized as debt discount over the term of the notes utilizing the effective interest method.

We analyze financial instruments with embedded derivative features such as the New Notes in accordance with Statement of Financial Accounting Standards No. 133 and Emerging Issues Task Force ("EITF") Issue No. 00-19 to determine if these hybrid contracts have embedded derivatives that must be bifurcated from the host instrument. In addition, freestanding warrants are accounted for as either equity or liabilities in accordance with the provisions of EITF Issue No. 00-19.

Because the terms of the New Notes and the New Warrants cause the potential number of shares issuable on conversion to be indeterminate (due to anti-dilution provisions in the event we enter into a subsequent financing) which is not limited by the terms of those agreements, and we are unable to assure that we will have sufficient available shares to issue upon conversion of all convertible instruments, the conversion option embedded in the New Notes and the New Warrants will be required to be recorded as a separate derivative liability.  Under EITF Issue No. 00-19, instruments that are issued when there are insufficient shares to satisfy their conversion are required to be recorded as derivative liabilities and are then required to be adjusted to fair value at each reporting period with changes in fair value being recorded in the statement of operations.

Ratio of Earnings to Fixed Charges

For the years ended December 31, 2005, 2006 and 2007 and the nine months ended September 30, 2006 and 2007, we had insufficient earnings to cover fixed charges. The following table shows the deficiencies of earnings to fixed charges for us for the periods indicated:

	For the nine months ended		For the years ended
(in thousands)	9/30/2007	9/30/2006	12/31/2006	12/31/2005	12/31/2004

Ratio of earnings to fixed charges	N/A	N/A	N/A	N/A	N/A

Deficiency of earnings over fixed charges (a)	$(52,218)	$(42,264)	$(62,943)	$(18,269)	$(6,072)

(a) Approximately 33% of annual rent expense is included in fixed charges. We believe that this is a reasonable estimate of the interest factor in our leases, which is not material. The underlying rent amounts were approximately $250,000, $258,000, $304,000, $340,000, and $57,000 for the nine months ended September 30, 2007 and 2006, and the years ended December 31, 2006, 2005, and 2004, respectively.

Secured Convertible Promissory Notes

General

The New Notes:

•	will be issued in an aggregate principal amount of up to $3,147,546 (assuming all of the Existing Warrants are tendered pursuant to the Offer);

•	will be issued in registered definitive form (certificates), without coupons;

•
will be secured by a first priority security interest in all of our assets (including, after-acquired assets, all receivables, intellectual property and the stock of our subsidiaries), subject only to the prior rights of the lenders under our contemplated $3 million line of credit facility;

•
are convertible into our Common Stock initially at a conversion price of $0.09 per share, under the conditions and subject to such adjustments as are described under “—Conversion Rights — Conversion at Holder’s Option” and “— Conversion Rights — Conversation Rate Adjustments”;

•
are mandatorily convertible at our option into our Common Stock at the then-effective conversion price if (1) the closing price of our common stock exceeds 200% of the then-effective conversion price for any consecutive 30 trading days ending on the trading day prior to day we send out the notice of mandatory conversion, (2) the average daily trading volume of our common stock is greater than $300,000 during such period, and (3) certain other conditions remain satisfied through the mandatory conversion date, as set forth in further detail under “— Conversion Rights — Mandatory Conversion” and “— Conversion Rights — Conversion Rate Adjustments”;

•	are not redeemable by us at our option prior to the Maturity Date;

•
are subject to mandatory redemption by us at the holder’s option upon payment of the applicable redemption premium in the event (i) we are prohibited from issuing shares of our Common Stock upon conversion of the New Notes, (ii) any other Event of Default occurs and continues for more than twenty (20) business days, (iii) upon a Change in Control, or (iv) upon our liquidation, dissolution or winding up;

•	mature in December 2010 (the “Maturity Date”), unless earlier converted or mandatorily redeemed by us at the option of the holder; and

•	will be unconditionally and irrevocably guaranteed by the Company’s subsidiaries Tasker Manufacturing Corp. and Tasker IP Holdings Corp.

Interest

The New Notes will bear interest at the annual rate of 6%. Interest will accrue on the New Notes from their issue date, which is expected to be the business day following the expiration of the Offer. Interest will be paid quarterly on the last business day of each calendar quarter, beginning on December 31, 2007 and at maturity. Subject to limited exceptions, all amounts owing under the New Notes which are not paid within ten (10) business days of their payment date shall bear interest at the annual rate of 18% until the same is paid in full.

Interest will be payable in cash, or at the election of the holder, provided that an Event of Default or an event which with the passage of time or the giving of notice could become an Event of Default, is not pending, by the delivery by us of a note (an “Interest Note”) in the principal amount of such interest payment, which Interest Note shall be identical to the New Notes, including the maturity date, except that interest on an Interest Note must be paid in cash.

The New Notes further provide for payment for payment of liquidated damages (“Liquidated Damages”) in the amount of 1% of the principal amount of the New Notes for each thirty (30) days (or such lesser pro rata amount for any period of less than thirty (30) days) upon the occurrence of a Non-Registration Event. See “ – Registration of New Notes and New Warrants.” The Liquidated Damages must be paid within ten (10) days after the end of each thirty (30) day period or shorter part thereof for which Liquidated Damages are payable.

Conversion Rights

 Conversion at Holder’s Option

A holder may convert any outstanding New Notes, together with accrued and unpaid interest thereon, at any time prior to maturity into shares of our Common Stock at an initial conversion price of $0.09 per share of Common Stock. The conversion price is subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of the New Notes. Instead, we will pay the cash value of any fractional shares based upon the average price of our common stock on the business day immediately preceding the conversion date.

If a holder delivers a notice regarding its election to require us to mandatorily redeem its New Notes following the occurrence of a mandatory redemption event as described under “Mandatory Redemption at Option of Holders,” the holder may convert such New Notes only if the holder withdraws its election by delivering a written notice of withdrawal to us prior to the close of business on the last business day prior to the mandatory redemption payment date.

Conversion Procedures

A holder will not be required to pay any taxes or duties relating to the issuance or delivery of our Common Stock if the holder exercises its conversion rights, but will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the Common Stock in a name other than the holder’s. Certificates representing shares of Common Stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid.

To convert a definitive Note (a registered note held in certificated form), a holder must:

•	complete a written notice in the form of the conversion notice attached as an exhibit to the Note;

•	deliver the completed conversion notice to us at the address appearing in the section “Terms of the Offer—Procedures for Participating in the Offer;”

•	pay all taxes or duties, if any, as described in the preceding paragraph; and

•	surrender the definitive Note to us.

 The conversion date will be the date on which all of the foregoing requirements have been satisfied. The New Notes will be deemed to have been converted immediately prior to the close of business on the conversion date. We will use our best efforts to, within three (3) business days after the conversion date (the “Delivery Date”), (a)  in the case of shares of Common Stock issuable upon such conversion that will not, following issuance, be restricted securities, at the holder’s request, credit such aggregate number of full shares of Common Stock to which the holder shall be entitled to the holder’s or its designee’s balance account with The Depository Trust Company through its Deposit/Withdrawal At Custodian system or (b) issue and deliver a certificate for the number of shares of Common Stock into which the New Notes are converted to the converting holder.

If we have not delivered the number of shares of Common Stock issued upon conversion of notes within six (6) business days after the Delivery Date and thereafter a holder (or a broker on behalf of a holder) purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such holder of the Common Stock which the holder was entitled to receive upon conversion (a “Buy-In”), then we will pay in cash to the holder (in addition to any other remedies available to or elected by the holder) the amount by which (A) the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate principal and/or interest amount of the Note for which such conversion was not timely honored together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full. For example, if the holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of Note principal and/or interest, the Company shall be required to pay the holder $1,000 plus interest. The holder shall provide the Company with written notice and evidence indicating the amounts payable to the holder in respect of the Buy-In.

Mandatory Conversion

Provided an Event of Default or an event which with the passage of time or giving of notice could become an Event of Default has not occurred, unless such Event of Default has been cured not less than twenty (20) days prior to the delivery by us of the written notice described below, we will have the option by written notice to the holder (a “Notice of Mandatory Conversion”) of compelling the holder to convert all or a portion of the outstanding and unpaid principal of the Note and accrued interest thereon, into Common Stock at the Conversion Price then in effect (“Mandatory Conversion”). The Notice of Mandatory Conversion, which notice must be given on the first day following thirty (30) consecutive trading days (the “Lookback Period”) during which the closing price for the Common Stock on the OTC Bulletin Board or other principal market (the “Principal Market”) for our Common Stock at such time, as reported by Bloomberg, LP, shall be greater than two hundred percent (200%) of the Conversion Price on each such trading day and during which thirty (30) trading days, the average price/volume (i.e. shares traded multiplied by trade price) as reported by Bloomberg LP for the Principal Market is greater than $300,000. The date the Notice of Mandatory Conversion is given is the “Mandatory Conversion Date.” The Notice of Mandatory Conversion shall specify the aggregate principal amount of the Note which is subject to Mandatory Conversion. Mandatory Conversion Notices must be given proportionately to all holders of New Notes. We shall reduce the amount of Note principal and interest subject to a Notice of Mandatory Conversion by the amount of Note principal and interest for which the holder has delivered a Notice of Conversion to us during the twenty (20) trading days preceding the Mandatory Conversion Date. Each Mandatory Conversion Date shall be a deemed Conversion Date and we will be required to deliver the Common Stock issuable pursuant to a Mandatory Conversion Notice in the same manner and time period as described above for regular conversions. A Notice of Mandatory Conversion may be given only in connection with an amount of Common Stock which would not cause a holder to exceed the 4.99% (or, if increased, 9.99%) beneficial ownership limitation set forth in the New Notes. A Notice of Mandatory Conversion may be given only if we are able to deliver Common Stock that has been included for resale in an effective Registration Statement during the entire Lookback Period and the Mandatory Conversion Date.

Maximum Conversion

A holder shall not be entitled to convert such holder’s Note on a conversion date in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the holder and its affiliates on such conversion date and (ii) the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of this limitation is being made on a conversion date, which would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock on such date. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. Subject to the foregoing, the holder shall not be limited to aggregate exercises which would result in the issuance of more than 4.99%. The restriction described in this paragraph may be waived, in whole or in part, upon sixty-one (61) days’ prior notice from the holder to the Company to increase such percentage to up to 9.99%, but not in excess of 9.99%. The holder may decide whether to convert a Note or exercise a New Warrant to achieve an actual 4.99% or up to 9.99% ownership position as described above, but not in excess of 9.99%.

Conversion Rate Adjustments

The conversion price and number and kind of shares or other securities to be issued upon conversion of a Note shall be subject to adjustment from time to time upon the happening of certain events while the Note remains outstanding, as follows:

•
If the Company at any time consolidates with or merges into or sells or conveys all or substantially all its assets to any other corporation, the Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing sentence shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. In addition, the anti-dilution provisions of the Notes shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

•
If the Company at any time, by reclassification or otherwise, changes the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, the Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

•
If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the conversion price will be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

•
So long as the Note is outstanding, if the Company issues or agrees to issue any shares of Common Stock except for the Excepted Issuances (as defined in the Notes) for a consideration less than the conversion price in effect at the time of such issue, then, and thereafter successively upon each such issue, the conversion price shall be reduced to such other lower issue price. For purposes of this adjustment, the issuance of any security carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the conversion price upon the issuance of the above-described security and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable conversion price. The reduction of the conversion price described in this paragraph is in addition to other rights of the holder described in the Note.

Whenever the conversion price is adjusted as described above, the Company will promptly mail to the holders of the Notes a notice setting forth the conversion price after such adjustment and setting forth a statement of the facts requiring such adjustment.

 Mandatory Redemption of New Notes at Option of Holders

In the event (i) we are prohibited from issuing shares of Common Stock upon the conversion of any New Notes, (ii) upon the occurrence of any other Event of Default that continues for more than twenty (20) business days, (iii) a Change in Control (as defined below), or (iv) our liquidation, dissolution or winding up, then at the holder's election, we must pay to the holder ten (10) business days after request by the holder, a sum of money determined by multiplying the portion of the outstanding principal amount of the Note designated by the holder by 110% (the “Redemption Premium”) together with all accrued interest, liquidated damages and any other sum payable to the holders pursuant to the New Notes (the "Mandatory Redemption Payment"). The Mandatory Redemption Payment must be received by the holder on the same date as the shares of Common Stock otherwise deliverable or within ten (10) business days after request, whichever is sooner ("Mandatory Redemption Payment Date"). Upon receipt of the Mandatory Redemption Payment, the corresponding Note principal and interest will be deemed paid and no longer outstanding. Liquidated damages that have been paid or accrued for the ten day period prior to the actual receipt of the Mandatory Redemption Payment by the holder shall be credited against the Mandatory Redemption Payment. “Change in Control” shall mean (x) our no longer having a class of shares publicly traded or listed on a Principal Market, (y) our becoming a Subsidiary of another entity (other than a corporation formed by us for purposes of reincorporation in another U.S. jurisdiction), and (z) the sale, lease or transfer of substantially all of our assets. The Redemption Premium shall be 150% in connection with a Change in Control described in clauses (y) and (z) of the preceding sentence.

Events of Default

Each of the following constitutes an Event of Default under the New Notes:

•	default for a period of ten (10) business days in our obligation to pay the principal, premium, interest, default interest, share delivery or any other liquidated damages on the New Notes;

•
our breach of any other material covenant contained in the New Notes in any material respect and such breach, if subject to cure, continues for a period of fifteen (15) business days after written notice to us;

•
any material representation or warranty of the Company made in any agreement, statement or certificate given in writing with respect to the New Notes shall be false or misleading in any material respect as of the date made;

•
we make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for the Company or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed without our consent and not be dismissed within 60 days of appointment;

•
any money judgment, writ or similar final process shall be entered or filed against us or any of our property or other assets for more than $250,000, and shall remain unpaid, unvacated, unbonded or unstayed for a period of forty-five (45) days;

•
bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against us and if instituted against us are not dismissed within sixty (60) days of initiation;

•	failure of the Common Stock to be listed for trading or quotation on a Principal Market (including the OTC Bulletin Board) for five or more consecutive trading days;

•
our default under any one or more obligations in an aggregate monetary amount in excess of $250,000 for more than thirty (30) days after the due date, unless we are contesting the validity of such obligations in good faith and have segregated cash funds equal to not less than one-half of the disputed amount;

•	an SEC or judicial stop order or Principal Market trading suspension that lasts for ten or more consecutive trading days;

•
our failure to deliver Common Stock to a holder when required by the New Notes or, if required, a replacement Note more than seven (7) business days after the required delivery date of such Common Stock or Note;

•
the occurrence of a Non-Registration Event (as defined in the Notes) which in connection with a Filing Date exists for at least thirty (30) days or which in connection with an Effective Date exists for at least one hundred fifty (150) days;

•	our failure to reserve for issuance upon conversion of the New Notes 100% of the Common Stock required to be delivered pursuant to the New Notes; or

•
our default of a material term, covenant, warranty or undertaking of any other agreement to which we and the holders are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period .

If an Event of Default occurs, after the applicable cure period, if any, holders of at least 51% of the outstanding principal amount of the New Notes (a “Majority in Interest”) may, on behalf of all the holders, instruct Axiom Capital Management, Inc., as collateral agent (the “Collateral Agent”) to provide notice to us to cure such default and/or declare the unpaid principal amount of the New Notes to be due and payable, together with any and all accrued interest thereon and all costs payable pursuant to such New Notes. Upon the occurrence of any Event of Default, after the applicable cure period, if any, a Majority in Interest may instruct the Collateral Agent to proceed to protect, exercise and enforce, on behalf of all the holders, their rights and remedies under the New Notes against us, and such other rights and remedies as are provided by law or equity. In addition, a Majority in Interest may instruct the Collateral Agent to waive any Event of Default by written notice to us and the other holders, but not waive damages accrued or accruing until the effective date of such waiver. A Majority in Interest may also instruct the Collateral Agent at any time to agree to release in whole or in part or to subordinate any Collateral to any claim or other actual or proposed security interest and may enter into any agreement to evidence such subordination; provided, however, that subsequent to any such release or subordination, each Note shall remain pari passu with the other Notes.

Form, Denomination and Registration

 The New Notes are issued in fully registered form, without coupons. The New Notes shall be issued as definitive notes. Definitive notes are registered in the names of the registered holders. The New Notes will not be issued in global form.

Restrictions on Transfer; Legends

The New Notes are subject to restrictions on transfer as set forth on the New Notes and certificates evidencing the New Notes shall bear the following legend regarding such transfer restrictions:

“THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

Certain Covenants

  For so long as the New Notes are outstanding, without the consent of a Majority in Interest of the holders, we will not and will not permit any of our subsidiaries to directly, or indirectly:

•
create, incur, assume or suffer to exist any pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, security title, mortgage, security deed or deed of trust, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction) (each, a “Lien”) upon any of its or our property, whether now owned or hereafter acquired except for: (A) the Excepted Issuances (as defined in the New Notes), (B) (a) Liens imposed by law for taxes that are not yet due or are being contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith and by appropriate proceedings; (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (e) Liens created with respect to the financing of the purchase of new property in the ordinary course of our business up to the amount of the purchase price of such property; and (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property (each of (a) through (f), a “Permitted Lien”) and (C) indebtedness for borrowed money which is not senior or pari passu in right of payment to the payment of the New Notes or distribution of our assets;

•
except for an increase in our authorized Common Stock or the filing of a certificate of designations with respect to our preferred stock or in connection with a reverse stock split as approved by our stockholders at our 2007 Annual Meeting, amend its certificate of incorporation, bylaws or its charter documents so as to materially and adversely affect any rights of any holder;

•
repay, repurchase or offer to repay, repurchase or otherwise acquire or make any dividend or distribution in respect of any of our Common Stock, preferred stock, or other equity securities other than to the extent permitted or required under the New Notes;

•
engage in any transactions with any of our officers, directors, employees or affiliates, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to our knowledge, any entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $100,000 other than (i) for payment of salary or consulting fees for services rendered or applicable placement agency fees, (ii) reimbursement for expenses incurred on our behalf, and (iii) for other employee benefits, including stock option agreements under any stock option plan of the Company; or

•	except for the First Bridge Notes that remain outstanding, prepay or redeem any financing related debt or past due obligations outstanding as of the issue date of the New Notes.

New Warrants

The New Warrants will expire four (4) years from the date of issuance and shall have an initial exercise price of $0.15 per share. The New Warrants will have a cashless exercise provision if a registration statement with respect to the resale of the shares of Common Stock issuable upon exercise of the New Warrants is not effective two years after the date of issuance of the New Warrants.

The exercise price of the New Warrants will be subject to anti-dilution adjustments substantially similar to the ones applicable to the New Notes and also subject to proportional adjustment for stock splits, stock dividends, recapitalizations and similar events.

In addition, the New Warrants will contain limitations on their exercise analogous to the limitations on conversion described under “Secured Convertible Promissory Notes – Conversion Rights – Maximum Conversion” which will limit a holder’s beneficial ownership of the Common Stock to 4.99% (or, if increased, 9.99%).

Registration of New Notes and New Warrants

Under the terms of the subscription agreement we entered into with the investors in our Qualified Financing, the consent of holders of not less than 51% of the total shares issued and issuable upon conversion of outstanding 6% Notes owned by the investors in our Qualified Financing is required before we can register the resale of the shares of Common Stock issuable upon conversion or exercise of the Existing Warrants, New Notes, New Warrants or 20 Cent Warrants under the Securities Act. While this Memorandum seeks to induce these holders to provide such consent, there can be no assurances that we will obtain the requisite consent from holders of at least 51% of the total shares issued and issuable upon conversion of outstanding 6% Notes owned by the investors in our Qualified Financing. If we are unable to obtain the requisite consent in this Offer or otherwise, we will not be able to register the shares underlying the New Notes or New Warrants under the Securities Act in the foreseeable future. We will also not be able to register the shares underlying the Existing Warrants. In addition, the Securities and Exchange Commission may limit the number of shares that we can register for resale on a given registration statement and in a given time period. See “Risk Factors – Risks Related to this Offer.”

Assuming that the requisite consent is granted, the registration rights would be as follows:

•
Upfront Registration: We are required to file a registration statement covering the resale of shares of Common Stock issuable upon conversion or exercise of the New Notes and the New Warrants within 60 days of the issue date of the New Notes (the “Filing Date”) and to cause that registration statement to become effective within 120 days of the issue date of the New Notes (the “Effective Date”). In the event we fail to file or cause the registration statement to become effective within such time periods, we will be required to pay liquidated damages equal to 1% of the purchase price of the New Notes and the New Warrants for each 30-day delay in the effectiveness of such registration statement. An Event of Default with respect to the New Notes will occur if the Filing Date occurs later than 90 days following the issue date of the New Notes or if the Effective Date occurs later than 270 days following the issue date of the New Notes.

•
Additional Registration Statement: If we cannot include all of the Common Stock issuable upon conversion of the New Notes and exercise of the New Warrants in a registration statement without it being deemed a primary offering by the Securities and Exchange Commission, then we will include in the registration statement the maximum number of securities that can be included therein, with the number of such securities to be allocated among the holders of the New Notes and the New Warrants in proportion to the total registrable securities held by each such holder on the date that the registration statement is filed. With respect to any securities that are not included in the registration statement, we will include the maximum permitted amount of such securities in subsequent registration statements. The Filing Date and Effective Date with respect to such subsequent registration statements shall be thirty (30) and ninety (90) days, respectively, after the first day that such registration statement may be filed without objection by the Securities and Exchange Commission.

•
Demand and Piggy-back Registrations: The holders of more than 50% of the shares of common stock issuable upon conversion of the New Notes and exercise of the New Warrants shall be entitled to one demand registration right commencing 121 days after the issue date of the New Notes until the second anniversary thereof. The holders will also be entitled to “piggy-back” registration rights on all registration statements filed by us (other than registration statements on Form S-4 or S-8 relating to issuances of securities in connection with business acquisitions or in connection with stock option or other employee benefit plans).

•	We will bear all registration expenses (other than brokers' commissions and similar expenses and legal and other costs of the holders of securities).

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences of (i) the Consent Solicitation and Offer to Exercise to holders (as defined below) of the Existing Warrants and (ii) the Registration Consent to holders of the 6% Notes. The discussion is not a complete analysis of all the potential tax considerations relevant to the Consents. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations, legislative history, judicial decisions, and current administrative rulings and practices, all as in effect on the date hereof. Any of these authorities could be repealed, overruled, or subject to change or differing interpretations, possibly with retroactive effect. We will not seek a ruling from the Internal Revenue Service (“IRS”) with regard to the matters discussed herein and, therefore, there can be no assurance that the IRS will agree with the conclusions set forth below.

This summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder. This summary does not address the tax consequences that may be relevant to holders in light of their particular circumstances (such as persons subject to the alternative minimum tax) or to holders that may be subject to special treatment under the U.S. federal income tax laws including, for example, insurance companies; regulated investment companies and real estate investment trusts; tax-exempt organizations; dealers in securities or commodities; traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; banks or other financial institutions; persons whose functional currency is not the U.S. dollar; U.S. expatriates; investors that hold the Existing Warrants, the 6% Notes, the New Notes, the New Warrants, or our common stock as part of a hedge, straddle or conversion transaction; partnerships or other pass-through entities or their partners; persons that acquire the New Notes, the New Warrants, or our common stock other than through this Consent Solicitation and Offer to Exercise; or persons that own, directly, indirectly, or constructively 10% or more of our total combined voting stock. This summary is written on the basis that holders will hold the New Notes and the New Warrants that comprise an investment unit as “capital assets” (generally, property held for investment) under the Code, and that an investment in the unit will be respected for U.S. federal income tax purposes as a current ownership interest in common stock and warrants.

Each holder is urged to consult its tax advisor regarding the U.S. federal, state, local, and foreign tax consequences of the Consent Solicitation and Offer to Exercise, the Registration Consent, and the ownership and disposition of the New Notes and the New Warrants.

An investor is a “U.S. Holder” if it is a beneficial owner of the Existing Warrants, the 6% Notes, the New Notes, the New Warrants, or our common stock acquired upon the conversion and/or exercise of the New Notes and the New Warrants, respectively, that is for U.S. federal income tax purposes (1) an individual who is a citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation under U.S. federal income tax laws that is created or organized in or under the laws of the United States or any political subdivision thereof; (3) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust which is either subject to the primary supervision of a court within the United States and the control of one or more “United States persons,” or has a valid election in effect under applicable Treasury regulations to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code).

As used herein, a “Non-U.S. Holder” means a beneficial owner of the Existing Warrants, the 6% Notes, the New Notes, the New Warrants, or our common stock acquired upon the conversion and/or exercise of the New Notes and the New Warrants, respectively, that is not a U.S. Holder. A U.S. Holder and a Non-U.S. Holder are sometimes collectively referred to as the “Holder(s)”.

Alternative Characterizations and Treatments

Overview

Whether and to what extent a consenting Holder will recognize taxable gain or loss on the exchange of its Existing Warrants plus their cash exercise price for the New Notes and New Warrants will depend on whether the Consent Solicitation and Offer to Exercise are treated for U.S. federal income tax purposes as a single transaction that qualifies in part as a purchase of securities and in part as a recapitalization, and whether the New Notes constitute debt or equity for U.S. federal income tax purposes. A Holder will not recognize any gain or loss on the purchase of a portion of the New Notes and New Warrants for the cash exercise price of the Existing Warrants. A Holder should also not recognize any gain or loss on the exchange of the Existing Warrants for the remaining portion of the New Notes and New Warrants if the exchange constitutes a recapitalization and the New Notes are treated as equity for U.S. federal income tax purposes. The portion of the New Notes and New Warrants deemed to be exchanged for the Existing Warrants would likely be an amount determined by multiplying the aggregate fair market value of the New Notes and New Warrants received by a fraction, the numerator of which is the fair market value of the Existing Warrants surrendered and the denominator of which is the sum of the aggregate cash exercise price paid by the Holder under the Existing Warrants plus the fair market value of the Existing Warrants surrendered.

The determinations of whether the Consent Solicitation and Offer to Exercise constitute a single transaction, and whether the New Notes are debt or equity for U.S. federal income tax purposes are each based on all the relevant facts and circumstances. Although each of these determinations is subject to uncertainty, we intend to take the position that, for U.S. federal income tax purposes, (i) the Consent Solicitation and Offer to Exercise are sufficiently related so as to constitute a single transaction that should qualify in part as a purchase of securities and in part as a recapitalization; and (ii) the New Notes should be treated as equity in us for U.S. federal income tax purposes based on the equity features of the New Notes, including the company’s belief that the most likely eventuality at the time of issuing the New Notes is that, due to their conversion price, a Holder will convert them into our common stock. Each of these determinations, however, is not free from doubt, and it is possible that the IRS could take a contrary view. The IRS might assert that the New Notes are not equity for U.S. federal income tax purposes and that the Consent Solicitation and Offer to Exercise do not constitute a single transaction that qualifies as a tax-free recapitalization under U.S. tax law. If the IRS was successful in its assertions, consenting Holders of the Existing Warrants may recognize taxable gain or loss in an amount equal to the excess of the fair market value of the Existing Warrants, as amended (which generally should equal the fair market value of the New Notes and the New Warrants less the exercise price of the amended Existing Warrants) over such holder’s adjusted tax basis in the Existing Warrants that are deemed exchanged therefor.

Due to the absence of direct authority on the proper characterization of the Consent Solicitation and Offer to Exercise and the New Notes for U.S. federal income tax purposes, Holders of the Existing Warrants are strongly encouraged to consult their tax advisors regarding the U.S. federal tax consequences of the Amendment Consent to them. The remainder of this summary assumes that the Consent Solicitation and Offer to Exercise constitute a single transaction that qualifies in part as a purchase of securities and in part as a tax-free recapitalization and that the New Notes are equity for U.S. federal income tax purposes.

Consent Solicitation and Offer to Exercise

Treatment as a Single Transaction

Holders of Existing Warrants that consent to the amendment of the terms of the Existing Warrants must immediately exercise them by tendering the Existing Warrants plus cash equal to their exercise price in exchange for the receipt of the New Notes and New Warrants. The issuance of the New Notes and New Warrants to a consenting Holder in exchange for such Holder’s Existing Warrants and cash exercise price should be treated as a single transaction and not as separate and discrete transactions for U.S. federal income tax purposes. This is based on the fact that a consenting Holder must tender its Existing Warrants plus cash for the New Notes and New Warrants in the Offer to Exercise; in other words, after agreeing to an amendment of the terms of the Existing Warrants in the Consent Solicitation, a Holder may not make a further independent decision of whether to participate in the Offer to Exercise, such that the Consent Solicitation and Offer to Exercise should be considered sufficiently linked so as to constitute a single integrated transaction.

As a result of the New Notes being characterized as equity in us for U.S. federal income tax purposes as described below under “—The New Notes; Debt Versus Equity Classification,” but not as nonqualified preferred stock as described below under “—The New Notes; Nonqualified Preferred Stock,” the consent and mandatory exchange by a Holder of the Existing Warrants plus cash for the New Notes and New Warrants should be treated for U.S. federal income tax purposes as a single transaction that is (i) partially a tax-free recapitalization whereby the Holder exchanges the Existing Warrants for a proportionate amount of the New Notes and New Warrants, and (ii) partially a purchase transaction whereby the Holder purchases for cash (in an amount equal to the exercise price of the Existing Warrants) a proportionate amount of the New Notes and New Warrants. Accordingly, tendering Holders of the Existing Warrants should not recognize any gain or loss in the Consent Solicitation and Offer to Exercise.

In the recapitalization portion of the transaction, a Holder should have a tax basis in the proportionate amount of the New Notes and New Warrants received equal to such Holder’s adjusted tax basis in the Existing Warrants tendered. Such tax basis should be further allocated to such New Notes and New Warrants based on their relative fair market value. A Holder’s holding period in such New Notes and New Warrants should include the Holder’s holding period in the Existing Warrants tendered in exchange therefor. In the purchase portion of the transaction, a tendering Holder will be treated as purchasing an “investment unit” for U.S. federal income tax purposes consisting of the New Notes and the New Warrants. In determining a Holder’s tax basis in the New Notes and the New Warrants composing the unit, a Holder should allocate its aggregate cash purchase price between the New Notes and the New Warrants on the basis of their relative fair market values at the time of the deemed purchase. A Holder should have a holding period in such New Notes and New Warrants that begins the day following the date of exercise of the Existing Warrants.

Alternative Treatment as Two Separate Transactions

Instead of a single transaction that is treated partially as a recapitalization and partially as a purchase transaction, it is possible that the Consent Solicitation and Offer to Exercise may be treated as two separate transactions consisting of (1) an amendment of the terms of the Existing Warrants; followed by (2) the exercise of the newly amended Existing Warrants (the “Deemed New Warrants”). Under this alternative and, as a result of the New Notes being characterized as equity in us for U.S. federal income tax purposes as described below under “—The New Notes; Debt Versus Equity Classification,” but not as nonqualified preferred stock as described below under “—The New Notes; Nonqualified Preferred Stock,” the amendment of the terms of the Existing Warrants in the first transaction may be treated as (i) a tax-free recapitalization in which a tendering Holder is deemed to exchange a proportionate amount of the Existing Warrants for that portion of the Deemed New Warrants attributable to the New Notes; and (ii) a taxable exchange in which a tendering Holder recognizes capital gain or loss in an amount equal to the difference between the fair market value of that portion of the Deemed New Warrants attributable to the New Warrants and the tendering Holder’s adjusted tax basis in a proportionate amount of the Existing Warrants exchanged therefor. As a result of (i), the tendering Holder would have a tax basis in the portion of the Deemed New Warrants attributable to the New Notes equal to such Holder’s adjusted tax basis in the proportionate amount of Existing Warrants exchanged therefor, and a holding period in such portion of the Deemed New Warrants that includes the Holder’s holding period in the Existing Warrants exchanged therefor. As a result of (ii), the tendering Holder would have a tax basis in the portion of the Deemed New Warrants attributable to the New Warrants equal to its fair market value at the time of the Amendment Consent, and a holding period in such portion of the Deemed New Warrants that begins the day following the Amendment Consent.

Upon exercise of the Deemed New Warrants in the second transaction, a Holder (i) would not recognize taxable gain or loss; (ii) would have a tax basis in the New Notes and New Warrants received equal to the sum of the Holder’s adjusted tax basis in the Deemed New Warrants plus the exercise price paid; and (iii) would have a holding period in the New Notes and New Warrants received that begins on the day following the date of the Amendment Consent (i.e., the date of exercise of the Deemed New Warrants). Nonetheless, the company believes that single transaction treatment is appropriate and the following discussion presumes that such treatment will apply.

The New Notes

Debt Versus Equity Classification

The determination of whether an instrument is treated as indebtedness for U.S. federal income tax purposes is based on all the surrounding facts and circumstances evaluated in light of a volume of case law that has considered the distinction between debt and equity. Factors that are relevant to this determination include but are not limited to: (i) the right of the holder to receive a sum certain; (ii) a fixed maturity date; (iii) the right to receive fixed interest; (iv) the existence of creditor’s rights; (v) subordination to general creditors; (vi) the label placed upon the instrument; and (vii) the treatment of the instrument for non-tax purposes (i.e., financial accounting purposes). In general, a convertible debt instrument is treated as debt for U.S. federal income tax purposes unless and until it is converted into equity.

The New Notes have certain characteristics of indebtedness, including a fixed maturity date, a fixed interest rate, a right of the holder to receive (and an obligation of the issuer to pay) a fixed sum on the maturity date, creditor’s rights if the instrument is not paid according to its terms, priority over unsecured debt of the company, and formal indicia of indebtedness. In addition, the company has represented that it will treat the New Notes as debt (i.e., a derivative liability) for financial statement purposes unless and until converted. Despite these debt characteristics, certain features of the New Notes make the New Notes more like equity. For example, the company is currently unable to meet principal payments on the New Notes and is not expected to be able to repay the New Notes at their maturity date. This is a significant equity feature. Another significant equity feature of the New Notes is their conversion right. The ratio at which the New Notes are convertible is initially deep in the money given that the conversion price of the New Notes is $0.09 per share and the last reported sale price of our shares on November 19, 2007 was $0.21 per share (and generally has exceeded $0.18 per share so far this quarter), meaning that the New Notes are convertible at a discount of approximately 70% from the market price of our common stock.

Rev. Rul. 83-98, 1983-2 C.B. 40, involved 20-year adjustable rate convertible notes (“ARCNs”) with an issue price of $1,000 and a fixed minimum interest payment of $60 (or 6%) per year whose terms allowed their holder to convert the notes at any time into 50 shares of the issuer’s common stock which were trading at $20 per share, or to receive upon maturity either $600 or 50 of the issuer’s common shares. Moreover, the ARCNs were callable by the issuer for 60% of their issue price at any time after the second anniversary of their issuance but, upon call, the holder could exercise his conversion right. Thus, the conversion price of the ARCNs was set so that if the stock retained the same value that it had when the ARCNs were issued, the holder must convert in order to receive back the equivalent of the issue price. In holding that the ARCNs were properly treated as equity for U.S. federal income tax purposes, the IRS stated that the ARCNs were structured so that under “most likely eventualities” they will be converted into the issuer’s common stock. In other words, if the note was not converted, the holder had a right to receive only 60% of the ARCNs’ issue price, making it a “very high probability” that all of the ARCNs will be converted into stock. In addition, the IRS noted that the minimum 6% annual interest rate on the ARCNs was “unreasonably low” in comparison to the-then current interest rate of 12% on straight debt of similarly situated issuers.

The New Notes resemble the ARCNs in Rev. Rul. 83-98 in numerous ways. Both have a conversion right that requires at least a 40% decline in the issuer’s stock price for the conversion right not to be in the money (or, in the case of the New Notes, an approximate 70% decline in our stock price). The ARCNs have a relatively short conversion period of two years (in effect, the 20-year ARCNs have a two-year conversion period because beginning two years after issuance the issuer may call the instruments and force the holders to convert) similar to the New Notes which must be converted prior to their maturity date of three years. In addition, like the interest rate on the ARCNs, the annual interest rate of 6% on the New Notes is relatively low compared to prevailing interest rates against similarly situated issuers. These similarities coupled with the fact that substantially all of the return that a Holder would expect to receive on its investment in the New Notes is embodied in their conversion feature lead to the company’s belief that, under most likely eventualities, the New Notes would be converted into our common stock. Based on the company’s belief that the conversion of the New Notes is economically compelling under most likely eventualities and the fact of the company’s inability to repay the New Notes, we intend to treat the New Notes as equity for U.S. federal income tax purposes. Because we will treat the New Notes as equity for U.S. federal income tax purposes, pursuant to Section 385(c) of the Code, each Holder will also be required to treat the New Notes as equity for U.S. federal income tax purposes unless such Holder notifies the IRS of its inconsistent treatment of the New Notes in a disclosure statement attached to such Holder’s U.S. federal income tax return.

Nonqualified Preferred Stock

Nonqualified preferred stock as defined under Section 351(g) of the Code may not be exchanged tax-free in a recapitalization. Nonqualified preferred stock generally includes preferred stock if the issuer or a related person is required to redeem or purchase such stock within the 20-year period beginning on the issue date. Because the New Notes mature in December 2010 requiring us to redeem them at such time, the question whether the New Notes are nonqualified preferred stock turns on whether the New Notes will be considered preferred stock for this purpose.

Preferred stock for this purpose is stock which is limited and preferred as to dividends and does not participate in corporate growth to any significant extent. The legislative history of Section 351 of the Code provides that a conversion privilege into stock of the issuer will not automatically be considered to constitute participation in corporate growth to any significant extent. The intent of this statement appears to be that a conversion feature, although not automatically removing such stock from the ambit of the nonqualified preferred stock rules, may still be taken into account in determining whether the stock participates in corporate growth. Certain features of the New Notes as described above under “—Debt Versus Equity Classification,” namely their deep in the money conversion privilege, support a determination that the New Notes participate in our corporate growth in the same manner as our common stock because, beginning at the time the New Notes are issued, they will benefit from equity appreciation by increasing in value at the same time and in the same amount as our common shares. Thus, we intend to take the position that the New Notes are not preferred stock for purposes of Section 351(g) of the Code. However, there can be no assurance that the IRS will not challenge our position or that a court will not sustain an IRS challenge. If the IRS were to successfully contend that the New Notes should be treated as nonqualified preferred stock for U.S. federal income tax purposes, the receipt of the New Notes may be taxable.

U.S. Federal Income Tax Treatment of Tendering U.S. Holders

Ownership of New Notes

Payment of Interest on New Notes

As a result of the classification of the New Notes as equity in us for U.S. federal income tax purposes as described above under “Alternative Characterizations and Treatments—The New Notes; Debt Versus Equity Classification,” interest paid on the New Notes generally will be treated as a dividend taxable as ordinary income (subject to a possible dividends received deduction in the case of a corporate U.S. Holder) to the extent paid out of our current or accumulated earnings and profits. Dividends paid to individual U.S. Holders and other non-corporate U.S. Holders are subject to a 15% tax rate (through December 31, 2010). However, because we do not have current or accumulated earnings and profits and do not expect to have earnings and profits before the maturity of the New Notes, the distribution would first be a tax-free recovery of basis, causing a reduction in a U.S. Holder’s tax basis in the New Notes, and after such tax basis is reduced to zero, as a capital gain. Capital gain recognized by a U.S. Holder will be long-term subject to a 15% tax rate (through December 31, 2010) if, at the time of the distribution, such U.S. Holder’s holding period in the New Notes exceeds one year.

Sale, Exchange or Redemption of New Notes

Upon the sale or exchange of the New Notes (other than a conversion), a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the disposition (not including amounts attributable to accrued but unpaid interest which is taxable as ordinary dividend income as set forth above under “—Payment of Interest on New Notes”) and such U.S. Holder’s adjusted tax basis in the New Notes. See the discussion above under “Alternative Characterizations and Treatments—Consent Solicitation and Offer to Exercise; Treatment as a Single Transaction,” for a determination of a U.S. Holder’s adjusted tax basis in the New Notes.

A redemption of the New Notes should be treated as a sale or exchange if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete redemption” of the U.S. Holder’s interest in our shares, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder, all within the meaning of Section 302(b) of the Code . In determining whether any of these tests are met, certain constructive ownership rules set forth in the Code apply, such that any of our stock that a U.S. Holder directly and indirectly owns by attribution (including, but not limited to, stock underlying the New Warrants) must generally be taken into account both before and after the redemption. If the redemption does not satisfy one of the three tests, the redemption will be treated as a dividend distribution on the New Notes with the tax consequences to the U.S. Holder as set forth above under “—Payment of Interest on New Notes”.

In general, gain or loss realized on the sale, exchange, redemption or other disposition of the New Notes by a U.S. Holder will be capital gain or loss, and will be long-term capital gain or loss if, at the time of disposition, the U.S. Holder held the New Notes for more than one year. The maximum U.S. federal income tax rate on long-term capital gains for individual U.S. Holders and other non-corporate U.S. Holders is 15% (through December 31, 2010). The deductibility of capital losses is subject to certain limitations.

Conversion of New Notes

A U.S. Holder generally will not recognize any income, gain or loss on the conversion of the New Notes solely into our common stock, except to the extent the common stock is considered attributable to accrued interest on the New Notes that was not previously included in income (which is taxable as ordinary dividend income as described above under “—Payment of Interest on New Notes). If a U.S. Holder receives cash in lieu of a fractional share of our common stock, such U.S. Holder would be treated as having received a payment in exchange for such fractional share and would generally recognize a capital gain or loss equal to the difference between the cash received and that portion of tax basis allocable to the fractional share. A U.S. Holder’s aggregate tax basis in the common stock received upon conversion of the New Notes generally will equal the U.S. Holder’s adjusted tax basis in the New Notes at the time of conversion (i.e., the portion of the U.S. Holder’s adjusted tax basis in the Existing Warrants and the portion of the U.S. Holder’s purchase price for an investment unit that is allocated to the New Notes as described above under “Alternative Characterizations and Treatments—Consent Solicitation and Offer to Exercise; Treatment as a Single Transaction,” less any portion of the adjusted tax basis allocable to cash received in lieu of a fractional share. A U.S. Holder’s holding period for the common stock received on conversion will generally include the period during which the U.S. Holder held the New Notes prior to the conversion. However, a U.S. Holder’s tax basis in shares of our common stock considered attributable to accrued interest as described above generally will equal the amount of such accrued interest included in income, and the holding period for such shares would begin as of the date of conversion.

Deemed Distribution

Under Sections 305(b)(4) and 305(c) of the Code and the U.S. Treasury regulations thereunder, holders of convertible preferred stock may be treated as having received a taxable stock dividend if (1) an adjustment in the conversion ratio of the stock increases the holders’ proportionate interests in the assets or earnings and profits of the issuer except for a change in the conversion ratio to take into account a stock dividend, stock split, or any similar event that would otherwise result in the dilution of the conversion right; or (2) the issuer of convertible preferred stock is required to redeem such stock at a price higher than its issue price (the “redemption premium”), in which case the holder of the preferred stock may be required to accrue the redemption premium in income as a dividend on a constant yield basis (to the extent of the issuer’s current or accumulated earnings and profits). The New Notes allow for adjustments in their conversion price in circumstances that may be broader than only stock dividends or stock splits. The New Notes, however, may not have a redemption premium because the issue price of the New Notes, which would generally be their fair market value on the issue date, should not be less than their redemption price.

Nevertheless, the foregoing rules will not apply to the extent that the convertible preferred stock is considered to participate in corporate growth to any significant extent. For purposes of Section 305 of the Code, preferred stock generally is stock that, in relation to other classes of stock outstanding, enjoys certain limited rights and privileges but does not participate in corporate growth to any significant extent. This determination is to be made without regard to any right to convert such stock into another class of stock. Among the facts and circumstances to be considered are whether the stock has a real and meaningful probability of actually participating in the earnings and growth of the corporation. Thus, unlike Section 351(g) which takes into account a conversion feature in determining whether stock is preferred for purposes of the nonqualified preferred stock rules, Section 305 does not take into account a conversion feature in determining whether preferred stock exists for purposes of these deemed distribution rules. Thus, the New Notes may be treated as preferred stock for purposes of Section 305 of the Code and the Treasury Regulations thereunder, in which case tendering U.S. Holders of the New Notes may be deemed to receive a constructive distribution with respect to the New Notes as a result of adjustments in their conversion price. However, because we do not expect to have current or accumulated earnings and profits prior to the maturity of the New Notes, any deemed distribution under Section 305 of the Code would first be a tax-free recovery of basis, causing a reduction in a U.S. Holder’s tax basis in the New Notes, and thereafter, a capital gain.

Section 306 Stock

Section 306(c)(1) of the Code treats stock, other than common stock, received in certain reorganizations (including a recapitalization such as this Consent Solicitation) as “section 306 stock” if the effect of the transaction is substantially the same as the receipt of a stock dividend. If stock is section 306 stock, it would not cause the receipt of such stock to be taxable to the recipient in the recapitalization but could cause all or part of any proceeds from the disposition or redemption of such stock to be treated as ordinary income without regard to the holder’s basis in its shares. Section 306 stock does not include any stock if the distribution of that stock would not have been a dividend at the time of distribution. Because we do not have any current or accumulated earnings and profits, the issuance of the New Notes should not be treated as section 306 stock.

Common Stock Underlying New Notes

Generally, the amount of any distribution in respect of our common stock received upon conversion of the New Notes will be treated as a dividend with the same tax consequences to a U.S. Holder as set forth above under “—Payment of Interest on New Notes”.

Upon the sale, exchange, retirement or other disposition of the common stock received upon conversion of the New Notes, a U.S. Holder generally will have the same tax consequences as described above under “—Sale, Exchange or Redemption of New Notes”. For a discussion of a U.S. Holder’s adjusted tax basis and holding period in the common stock received on conversion of the New Notes, see “—Conversion of New Notes,” above.

The New Warrants

Exercise of New Warrants

A U.S. Holder will not recognize taxable gain or loss upon the exercise of the New Warrants. A U.S. Holder’s tax basis in the common stock received upon exercise of the New Warrants will equal the sum of its initial investment in the New Warrant (i.e., the portion of the U.S. Holder’s adjusted tax basis in the Existing Warrants and the portion of the U.S. Holder’s purchase price for an investment unit that is allocated to the New Warrants as described above under “Alternative Characterizations and Treatments—Consent Solicitation and Offer to Exercise; Treatment as a Single Transaction”), plus the exercise price of the New Warrants. A U.S. Holder’s holding period for our common stock received upon exercise of the New Warrants will begin on the day following the date of exercise and will not include the period during which it held the New Warrants.

Sale, Exchange, Redemption, or Expiration of New Warrants

A U.S. Holder will recognize taxable gain or loss on the sale, exchange (other than by exercise), or redemption of the New Warrants. In general, such gain will be capital gain or loss, and will be long-term capital gain or loss if, at the time of disposition, the U.S. Holder held the New Warrants for more than one year. The maximum U.S. federal income tax rate on long-term capital gains for individual U.S. Holders and other non-corporate U.S. Holders is 15% (through December 31, 2010). The deductibility of capital losses is subject to certain limitations.

In the event the New Warrants lapse unexercised, a U.S. Holder will recognize a capital loss in an amount equal to its adjusted tax basis in the New Warrants. Such loss will be a long-term capital loss if the New Warrants were held by the U.S. Holder for more than one year at the time of lapse. The deductibility of capital losses from the sale, exchange, redemption or expiration of the New Warrants is subject to limitation.

U.S. Federal Income Tax Treatment of Tendering Non-U.S. Holders

Ownership of New Notes

Payment of Interest on New Notes

As a result of the classification of the New Notes as equity in us for U.S. federal income tax purposes as described above under “Alternative Characterizations and Treatments—The New Notes; Debt Versus Equity Classification,” interest paid on the New Notes generally will be treated as a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits determined under U.S. federal income tax principles. Actual or deemed dividends (including any deemed distribution under Section 305 of the Code as described above under “U.S. Federal Income Tax Treatment of Tendering U.S. Holders—Ownership of New Notes; Deemed Distribution” or any payment received in a redemption of the New Notes that does not qualify for “sale or exchange” treatment under Section 302(b) of the Code as described above “U.S. Federal Income Tax Treatment of Tendering U.S. Holders—Ownership of New Notes; Sale, Exchange or Redemption of New Notes”) will be subject to U.S. federal withholding tax at a 30% rate or at a lower rate that may be specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding under an applicable income tax treaty, a Non-U.S. Holder generally will be required to provide an IRS Form W-8BEN establishing the Non-U.S. Holder’s eligibility for benefits under such treaty.

A Non-U.S. Holder will not be subject to a withholding tax on dividend income that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States if the Non-U.S. Holder provides us with a properly executed IRS Form W-8ECI stating that the dividend income is so connected. Instead, such dividend income will be subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. resident, unless the Non-U.S. Holder can claim an exemption under the benefit of an applicable income tax treaty. A Non-U.S. Holder that is a corporation may also be subject to a “branch profits tax” equal to 30% (or lower applicable tax treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business within the United States.

Because we do not have current or accumulated earnings and profits and do not expect to have any earnings and profits before the maturity of the New Notes, any actual or deemed distributions on the New Notes would first be a tax-free recovery of basis, causing a reduction in a Non-U.S. Holder’s tax basis in the New Notes, and after such tax basis is reduced to zero, would be a capital gain with the same tax consequences to such Non-U.S. Holder as described below under “—Sale, Exchange or Redemption of New Notes”.

Sale, Exchange or Redemption of New Notes

Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax with respect to gain realized on the sale or exchange of the New Notes unless (1) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States; (2) in the case of a Non-U.S. Holder who is a nonresident alien individual, such individual is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or (3) we are or have been a “U.S. real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period. Notwithstanding (1) and (2), a Non-U.S. Holder will not be subject to U.S. federal income tax if an exemption applies under an applicable income tax treaty and the appropriate documentation is provided. Generally, the foregoing tax treatment will apply upon a redemption of the New Notes that qualifies for sale or exchange treatment (and not as a dividend distribution) under one of the tests of Section 302 of the Code as described above under “U.S. Federal Income Tax Treatment of Tendering U.S. Holders—Ownership of New Notes; Sale, Exchange or Redemption of New Notes”. If the redemption of the New Notes is treated as a dividend distribution, a Non-U.S. Holder would have the same tax consequences as described above under “—Payment of Interest on New Notes”.

We believe that we are not and do not anticipate becoming a U.S. real property holding corporation, because the fair market value of our interests in real property located within the United States does not, and should not, equal or exceed 50% of the sum of all our interests in real property located within and without the United States plus our other assets used in the conduct of our trade or business.

Conversion of New Notes

A Non-U.S. Holder generally will not recognize any income, gain or loss on the conversion of the New Notes into our common stock. However, cash received in lieu of a fractional share may give rise to gain that would be subject to the rules described above for the sale of the New Notes, see “—Sale, Exchange or Redemption of New Notes,” and cash treated as issued for accrued interest on the New Notes may be treated as ordinary dividend income that would be subject to the rules described above under “—Payment of Interest on New Notes”.

A Non-U.S. Holder’s adjusted tax basis and holding period in the common stock received on conversion of the New Notes is determined in the same way as for a U.S. Holder as described above under “U.S. Federal Income Tax Treatment of Tendering U.S. Holders—Ownership of New Notes; Conversion of New Notes”.

Common Stock Underlying New Notes

Generally, the amount of any distribution in respect of our common stock received upon conversion of the New Notes will be treated as a dividend with the same tax consequences to a Non-U.S. Holder as set forth above under “—Payment of Interest on New Notes”.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on the sale, exchange, retirement or other disposition of the common stock received upon conversion of the New Notes unless any of the conditions described above under “—Sale, Exchange or Redemption of New Notes,” are satisfied.

The New Warrants

Exercise of New Warrants

A Non-U.S. Holder will not recognize taxable gain or loss upon the exercise of the New Warrants. A Non-U.S. Holder’s tax basis and holding period in the common stock received upon exercise of the New Warrants generally would be determined in the same manner as discussed above in the previous section relating to U.S. Holders under “U.S. Federal Income Tax Treatment of Tendering U.S. Holders—The New Warrants; Exercise of New Warrants”.

Sale, Exchange, Redemption, or Expiration of New Warrants

The U.S. federal income tax treatment of a Non-U.S. Holder’s gain or loss on a sale, exchange, redemption, or expiration of the New Warrants generally will correspond to the U.S. federal income tax treatment of a Non-U.S. Holder’s gain or loss on a disposition of our New Notes as described above under “—Ownership of New Notes; Sale, Exchange or Redemption of New Notes”.

Non-Tendering Holders of Existing Warrants

Holders that do not consent to the amendment of the terms of the Existing Warrants will have no U.S. federal income tax consequences as a result of the Consent Solicitation and Offer to Exercise because the terms of the Existing Warrants held by non-tendering Holders remain unchanged. Accordingly, non-tendering Holders will not recognize any gain or loss as a result of the Amendment Consent, and will have the same adjusted tax basis and holding period in the Existing Warrants as such Holder had in the Existing Warrants before the Amendment Consent.

The Registration Consent

The registration of our common stock underlying the Existing Warrants (to the extent not tendered pursuant to the Amendment Consent), the New Notes, the New Warrants, and the 20 Cent Warrants pursuant to the Registration Consent will not result in a taxable exchange to us or to any Holder of the 6% Notes, the Existing Warrants, the New Notes, the New Warrants, or the 20 Cent Warrants.

Information Reporting and Backup Withholding

Tendering Holders of the Existing Warrants that participate in the Consent Solicitation and Offer to Exercise generally should not be subject to information reporting or backup withholding with respect to the receipt of the New Notes and New Warrants.

Tendering U.S. Holders may be subject, under certain circumstances, to both information reporting and backup withholding at the current rate of 28% with respect to the payment of deemed dividends on the New Notes, dividends on our common stock received upon conversion and/or exercise of the New Notes or New Warrants, respectively, and the gross proceeds from the sale, redemption or other disposition of the New Notes, New Warrants, or our common stock acquired upon the conversion and/or exercise of the New Notes and the New Warrants, respectively. Certain persons are exempt from information reporting and backup withholding, including corporations and financial institutions. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the Holder is an exempt recipient and, when required, provides requisite documentation; or provides a taxpayer identification number, certifies that such U.S. Holder is not subject to backup withholding, and otherwise complies with the applicable requirements necessary to avoid backup withholding. A U.S. Holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Tendering Non-U.S. Holders generally will not be subject to 28% backup withholding with respect to the payment by us, or our paying agent, of deemed dividends on the New Notes or dividends on our common stock received upon conversion and/or exercise of the New Notes or New Warrants, respectively, if we or our paying agent do not have actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person and such Non-U.S. Holder provides the requisite certification on IRS Form W-8BEN, or otherwise establishes an exemption from backup withholding. Such payment of dividends, however, may be subject to certain reporting requirements.

With respect to the sale, redemption or other disposition of the New Notes, New Warrants, or our common stock acquired upon the conversion and/or exercise of the New Notes and the New Warrants, respectively, if the transaction is effected by or through a U.S. office of a broker, a non-U.S. Holder is required to certify its foreign status under penalties of perjury on IRS Form W-8BEN or otherwise establish an exemption in order to avoid information reporting and backup withholding on the disposition proceeds. By contrast, information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition if the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker and payment is not received in the United States. However, information reporting, but not backup withholding, generally will apply to such a payment where the sale is effected outside the United States by or through an office outside the United States of a broker that fails to maintain documentary evidence that the holder is a Non-U.S. Holder or is otherwise entitled to an exemption, and the broker is (1) a U.S. person; (2) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States; (3) a controlled foreign corporation as defined in the Code; or (4) a foreign partnership with certain U.S. connections. Backup withholding will apply to a payment of those disposition proceeds if the broker has actual knowledge that the holder is a U.S. person.

Backup withholding is not an additional tax. The amount of any backup withholding imposed on a payment to a U.S. Holder or a Non-U.S. Holder will be allowed as a refund or a credit against such Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.

DESCRIPTION OF EXISTING WARRANTS

This Offer is being made to the holders of our Existing Warrants.

The Existing Warrants were issued in conection with various private placement transactions between December 1, 2006 and May 1, 2007. The Existing Warrants are exercisable at any time after their respective issue dates until 5 p.m., Eastern Time, on the fourth anniversary of such issue date and permit the holder to purchase the number of shares of our Common Stock specifed on the face of such Existing Warrant at an initial exercise price of $0.09 per share, subject to anti-dilution adjustment.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

The Existing Warrants are not listed on any national securities exchange and there is no established public trading market for the Existing Warrants. The Common Stock for which the Existing Warrants may be exercised is currently quoted on the OTC Bulletin Board under the symbol “TKER.” The following table sets for the high and low sales price for our Common Stock based on inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Price Range of Common Stock
Quarter Ended	High	Low
Fiscal 2005
First Quarter	$5.15	$2.31
Second Quarter	$4.14	$2.21
Third Quarter	$3.90	$2.21
Fourth Quarter	$2.79	$0.58

Fiscal 2006
First Quarter	$1.04	$0.54
Second Quarter	$0.74	$0.44
Third Quarter	$0.57	$0.08
Fourth Quarter	$0.25	$0.06

Fiscal 2007
First Quarter	$0.23	$0.12
Second Quarter	$0.36	$0.17
Third Quarter	$0.29	$0.14
Fourth Quarter (through November 19, 2007)	$0.36	$0.18

As of November 15, 2007, we had approximately 109,446,005 shares of common stock outstanding and approximately 83 stockholders of record. The last sale price for our common stock on November 19, 2007 was $0.21.

We have never paid dividends on our common stock. We intend to retain our earnings for use in our business and, therefore, do not anticipate paying any cash dividends on our common stock for the foreseeable future.

As of September 30, 2007:

•
17,672,148 shares of common stock were issuable as compensation for employees, directors and consultants upon exercise of outstanding stock options with a weighted average exercise price of $0.37 per share;

•
50,274,062 shares of our common stock were issuable as compensation for employees, directors and consultants upon exercise of our outstanding warrants with exercise prices between $0.11 and $0.33 per share;

•	99,669,826 shares of common stock were issuable upon exercise of outstanding warrants with exercise prices between $0.0725 and $2.00 per share;

•	7,888,736 shares of common stock were issuable upon the conversion of the First Bridge Notes and the accrued interest thereon with a conversion price of $0.0725 per share; and

•	136,759,081 shares of common stock were issuable upon the conversion of the 6% Notes with conversion prices between $0.0725 and $0.11 per share.

MISCELLANEOUS

Legal Matters and Regulatory Approval

We are not aware of any license or regulatory permit material to our business that might be adversely affected by our cancellation of Existing Warrants and issuance of New Notes and New Warrants to holders as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or cancellation of our Existing Warrants as contemplated herein, other than such other approvals as have been or are expected to be obtained by us. We are unable to predict whether we may be required to delay the acceptance of Existing Warrants for exercise pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept any tendered Existing Warrants for exercise is subject to conditions, including the conditions described in above in “Terms of the Offer”.

If we are prohibited by applicable laws or regulations from issuing New Notes or New Warrants on or after the date we expect to issue such New Notes and New Warrants, we will not issue any New Notes or New Warrants. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the issuance, but if the issuance is prohibited we will not issue any New Notes or New Warrants.

Fees and Expenses

The placement agent in connection with the original placement of the Existing Warrants will receive from us a cash payment of 10% of the gross proceeds from the Offer, as well as warrants to purchase a number of shares of our Common Stock equivalent to 10% of the gross proceeds divided by $0.09.

Additional expenses for the Offer are estimated to be approximately $150,000 for legal services and approximately $2,500 for SEC filing services.

Additional Information

We have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, of which this Memorandum is a part. This Memorandum does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC and incorporate herein by reference, before making a decision on whether to tender your options:

•	Amendment No. 1 to our annual report on Form 10-K/A for the year ended December 31, 2006;

•	Our quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2007; and

•
Our current reports on Form 8-K filed January 18, 2007, January 29, 2007, January 31, 2007, February 9, 2007, February 21, 2007, February 23, 2007, February 27, 2007, March 20, 2007, April 18, 2007, April 24, 2007, May 7, 2007, May 16, 2007, June 8, 2007, June 29, 2007, July 3, 2007 (two reports), August 28, 2007 and October 4, 2007.

This Memorandum also incorporates by reference any future filings that we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Securities Exchange Act of 1934) on or subsequent to the date of this Memorandum until the expiration of the Offer.

These filings and other information about us can be inspected and copied at prescribed rates at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, reports, proxy statements and other information that we file with the SEC are publicly available through the SEC’s site on the Internet’s Word Wide Web, located at http://www.sec.gov.

Our common stock is listed for trading on the OTC Bulletin Board under the symbol “TKER.”

We will provide without charge to each person to whom a copy of the Memorandum is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Stathis Kouninis at (603) 766-1973.

As you read the documents referred to in this section, you may find some inconsistencies in information from one document to another later dated document. Should you find inconsistencies between the documents, or between a document and the Memorandum, you should rely on the statements made in the most recent document. The information contained in the Memorandum should be read together with the information contained in the documents to which we have referred you.

Forward Looking Statements

This Memorandum and our SEC reports referred to above include “forward-looking statements.” When used in this Memorandum, the words “could,” “may,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans” and similar expressions as they relate to us, our business or our management are intended to identify these forward-looking statements. Forward-looking statements, including statements concerning our expectations, business prospects, anticipated economic performance, financial condition and other similar matters are subject to risks and uncertainties, which could cause actual results to differ materially from those discussed in the forward-looking statements. Forward-looking statements speak only as of the date of the documents in which they are made. We disclaim any obligation or undertaking to provide any update or revision to any forward-looking statement made by us to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. You should not place undue reliance on forward-looking statements.